 As filed with the Securities and Exchange Commission on ______________, 2000
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 ---------------
                         FRONTIER FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)

           Washington                               6022                              91-1223535
(State or other jurisdiction of         (Primary Standard Industrial       (I.R.S. Employer Identification
 incorporation or organization)          Classification Code Number)                     No.)

                           332 S.W. Everett Mall Way
                            Everett, Washington 98204
                                 (425) 514-0700
    (Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive office)

                                 ---------------

                             Glen P. Garrison, Esq.
                            Daniel S. Friedberg, Esq.
                             Keller Rohrback, L.L.P.
                          1201 Third Avenue, Suite 3200
                         Seattle, Washington 98101-3052
                                 (206) 623-1900

          (Name and address, including ZIP code, and telephone number, including area code, of agent for service)

                                 ---------------

                                 with a copy to:
                            Jeffrey C. Gerrish, Esq.
                           J. Franklin McCreary, Esq.
                            Gerrish & McCreary, P.C.
                       222 Second Avenue North, Suite 424
                           Nashville, Tennessee 37201
                                 (901) 767-0900

                                 ---------------

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                 TO THE PUBLIC: As soon as Practicable after the effective date of this Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE
===============================================================================================================
 Title of Each Class of      Amount to be        Proposed Maximum     Proposed Maximum         Amount of
    Securities Being         Registered(1)      Offering Price Per   Aggregate Offering   Registration Fee(2)
       Registered                                    Unit(2)              Price(2)
---------------------------------------------------------------------------------------------------------------
Common Stock, No par          738,661                 $6.65              $6,549,459            $1,729.06
value
===============================================================================================================
(1)   Represents the estimated maximum number of shares of common stock, no par value per share, issuable by
      Frontier Financial Corporation ("Frontier") upon consummation of the acquisition of Interbancorp, Inc.
      ("Interbancorp") by Frontier. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)   Pursuant to Rule 457(f)(2), the registration fee for the Frontier common stock is based on the book value of the Interbancorp common stock, $1.00 par value per share, on October 31, 2000 ($6.65 per share)
      and computed based on the estimated maximum number of such shares (984,881), including shares issuable upon the exercise of employee and director stock options, that may be exchanged for the securities being registered.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO
DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           PROXY STATEMENT/PROSPECTUS
                                 MERGER PROPOSED
                           YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

      You are cordially invited to attend a Special Meeting of Shareholders of Interbancorp, Inc. ("Interbancorp"), to be held at:

                             15305 Main Street N.E.
                               Duvall, Washington
                             _________________, 2000
                                  ___:00____.m.

      At the Special Meeting, you will be asked to vote upon a proposal to approve the Agreement and Plan of Mergers dated as of October 23, 2000 (the "Merger Agreement") by and among Frontier Financial Corporation ("Frontier"), Frontier Bank, Interbancorp and Inter Bank. The Merger Agreement provides that Interbancorp will be merged with Frontier and that, thereafter, Inter Bank will be merged with Frontier Bank, with Frontier and Frontier Bank as the surviving entities.

      If the Merger is approved, shareholders of Interbancorp will receive three-quarters (0.75) of a share of Frontier common stock for each share of Interbancorp common stock, plus cash for any fractional shares. The last reported sale price of Frontier common stock on the Nasdaq National Market (symbol: "FTBK") on _________, 2000 was $______ per share. You are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the Merger.

      This Proxy Statement/Prospectus gives you detailed information about the Merger and includes a copy of the Merger Agreement. You should read it carefully. It is a proxy statement that Interbancorp, Inc. is using to solicit proxies for use at its Special Meeting of Shareholders. It is also a prospectus relating to Frontier's issuance of its shares of common stock in connection with the Merger. BEFORE YOU MAKE A DECISION ON HOW TO VOTE ON THE MERGER, YOU SHOULD CONSIDER THE "RISK FACTORS" ON PAGE 9 OF THE ATTACHED PROXY STATEMENT/PROSPECTUS.

      IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, REGARDLESS OF WHETHER YOU PLAN TO ATTEND IN PERSON. To assure that your shares are represented, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person.

      The Board of Directors is enthusiastic about the Merger and the strength and capabilities expected from the combined company, and unanimously recommends that you vote FOR approval of the Merger Agreement.

                               Sincerely,

                               Russell T. Anderson
                               President and Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. any representation to the contrary is a criminal offense. The securities offered through this document are not deposits, savings accounts or other obligations of a depository institution and are not insured by the federal deposit insurance corporation or any other governmental agency.

      This Proxy Statement/Prospectus is dated __________, 2000 and was first mailed to shareholders on or about __________, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Frontier Financial Corporation from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Frontier Financial Corporation that are incorporated by reference in this document by requesting them in writing or by telephone from:

                         FRONTIER FINANCIAL CORPORATION
                            332 S.W. EVERETT MALL WAY
                                  P.O. BOX 2215
                                EVERETT, WA 98203
                                 ATTN: CAROL FOX
                                 (425) 514-0700

      IF YOU WOULD LIKE TO REQUEST DOCUMENTS PLEASE DO SO BY __________, 2000, IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

      See "WHERE YOU CAN FIND MORE INFORMATION" on page 41.

                               INTERBANCORP, INC.
                             15305 MAIN STREET N.E.
                                  P. O. BOX 700
                                DUVALL, WA 98019
                                 (425) 788-1177

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Interbancorp ("Interbancorp") will be held at 15305 Main Street N.E., Duvall, Washington, on ____________, ____________, 2000, at __:00 _.m., for the
following purposes:

      1. Agreement and Plan of Mergers. To consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of October 23, 2000 (the "Merger Agreement") by and among Interbancorp ("Interbancorp"), Inter Bank, Frontier Financial Corporation ("Frontier") and Frontier Bank, a copy of which is set forth in Appendix A to the accompanying Prospectus/Proxy Statement, pursuant to which Interbancorp will merge into Frontier and each outstanding share of Interbancorp common stock will be converted into the right to receive three-quarters (0.75) of a share of Frontier common stock, all on and subject to the terms and conditions contained therein.

      2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

      Only those shareholders of record at the close of business on _________, 2000 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Interbancorp common stock is required for approval of the Merger Agreement.

      Interbancorp shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Interbancorp common stock under the applicable provisions of Washington law. In order to perfect dissenters' rights, Interbancorp shareholders must send a notice to Interbancorp before the Special Meeting on _______________, 2000 and must not vote in favor of the Merger by proxy or otherwise. A copy of the applicable Washington statutory provisions regarding dissenters' rights is set forth in Appendix B to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights" beginning on page 21. Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

      The Board of Directors of Interbancorp unanimously recommends that shareholders vote "FOR" approval of the Merger Agreement.

                               Sincerely,


                               Russell T. Anderson
                               President and Chief Executive Officer

      Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy using the enclosed postage-prepaid envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

            QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS?

      This document serves as both a proxy statement of Interbancorp and a prospectus of Frontier. As a PROXY STATEMENT, it is being provided to you by Interbancorp because the board of directors of Interbancorp is soliciting your proxy to vote to approve the proposed merger of Interbancorp with and into Frontier. As a PROSPECTUS, it is being provided to you by Frontier because Frontier is offering you shares of its common stock in exchange for your shares of Interbancorp common stock if the merger is completed.

DO I NEED TO READ THE ENTIRE DOCUMENT?

      ABSOLUTELY. Parts of this document summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the Merger Agreement is qualified by the actual terms of the Merger Agreement, a copy of which is included as an appendix.

IS THERE OTHER INFORMATION I SHOULD CONSIDER?

      YES. Much of the business and financial information about Frontier that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by references to documents separately filed by Frontier with the Securities and Exchange Commission ("SEC"). This means that Frontier may satisfy disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See `WHERE YOU CAN FIND MORE INFORMATION" for instructions on how to obtain copies of these documents. The documents are available to you without charge.

WHAT IF I CHOOSE NOT TO READ THE INCORPORATED DOCUMENTS?

      Information contained in a document that is incorporated by reference is part of this proxy statement/prospectus, unless it is superseded by information contained directly in this proxy statement/prospectus or in documents filed with the SEC after the date of this proxy statement/prospectus. Information that is incorporated from another document is considered to have been disclosed to you WHETHER OR NOT YOU CHOOSE TO READ THE DOCUMENT.

WHEN WILL THE MERGER OCCUR?

      The merger will occur after approval of the stockholders of Interbancorp is obtained and the other conditions of the merger are satisfied or waived. Frontier and Interbancorp are working toward completing the merger as quickly as possible.

WHAT DO I NEED TO DO NOW?

      Following a review of this Proxy Statement/Prospectus, mail your signed Proxy form in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting of Interbancorp shareholders.

WHAT HAPPENS IF I RETURN MY PROXY BUT DO NOT INDICATE HOW TO VOTE?

      If you sign your Proxy properly but do not indicate instructions on how to vote, your shares will be voted "FOR" the merger.

WHAT HAPPENS IF I DO NOT VOTE?

      If you do not vote by returning your Proxy or in person, it will have the same effect as voting against the adoption of the Merger Agreement.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

      Yes, you can change your vote at any time before your Proxy is voted at the meeting. You can do this in one of three ways: first, you can send a written notice to Interbancorp stating that you would like to revoke your Proxy; second, you can complete and submit a new Proxy; and third, you can attend the meeting and vote in person.

WHEN AND WHERE WILL THE SHAREHOLDER MEETING TAKE PLACE?

      Interbancorp will hold a Special Meeting of Shareholders on _____________, local time, at 15305 Main Street N.E., Duvall, Washington.

IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER VOTE MY SHARES FOR ME FOR THE MERGER PROPOSAL?

      No. Your broker will not be able to vote your shares for the merger proposal without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

SHOULD I SEND MY STOCK CERTIFI-CATE NOW?

      No. If you hold Interbancorp stock certificates, after the merger is completed, Frontier will send you written instructions for exchanging your Interbancorp stock certificates for Frontier stock certificates.

WHAT RISKS SHOULD I CONSIDER?

      You should review "RISK FACTORS" on page 9. You should also review the factors considered by Interbancorp's Board of Directors. See "THE
MERGER--Background for the Merger" (page 12) and "THE MERGER--Reasons for the Merger" (page 13).

WHO CAN HELP ANSWER MY QUESTIONS?

      You can write or call Russ Anderson at 15305 Main Street N.E., Duvall, Washington, (425) 788-1177, with any questions about the merger and the Special Meeting of Shareholders.

      This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of Interbancorp upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale.

       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS _____________, 2000.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY.....................................................................   1
SELECTED HISTORICAL FINANCIAL DATA..........................................   4
COMPARATIVE MARKET PRICE DATA...............................................   7
RISK FACTORS................................................................   9
THE SPECIAL MEETING.........................................................  10
   Place, Time and Date.....................................................  10
   Purpose..................................................................  10
   Record Date; Shares Entitled to Vote.....................................  10
   Vote Required............................................................  10
   Proxies..................................................................  10
THE MERGER..................................................................  11
   General..................................................................  11
   Merger Consideration.....................................................  11
   Effective Date of the Merger.............................................  12
   Exchange of Interbancorp Certificates....................................  12
   Background for the Merger................................................  12
   Reasons for the Merger...................................................  13
   Opinion of Financial Advisor.............................................  15
   Interests of Certain Persons in the Merger...............................  17
   Certain Federal Income Tax Consequences..................................  18
   Conduct of Business Pending the Merger...................................  19
   Conditions to Consummation of the Merger.................................  19
   Consequences of Termination..............................................  20
   Regulatory Requirements..................................................  21
   Dissenters' Rights.......................................................  21
   Amendment; Waiver; Termination...........................................  23
   Termination Fee..........................................................  24
   Resale of Frontier Common Stock..........................................  24
   Accounting Treatment.....................................................  24
   Expenses.................................................................  24
BUSINESS OF THE PARTIES TO THE MERGER.......................................  25
   Frontier.................................................................  25
   Interbancorp.............................................................  25
SUPERVISION AND REGULATION..................................................  27
   Introduction.............................................................  27
   The Holding Companies....................................................  27
   The Banks................................................................  29
   Liquidity Requirements...................................................  32
VOTING SECURITIES OF INTERBANCORP AND PRINCIPAL HOLDERS THEREOF.............  34
DESCRIPTION OF FRONTIER CAPITAL STOCK.......................................  35
COMPARISON OF SHAREHOLDERS' RIGHTS..........................................  37
LEGAL OPINIONS..............................................................  40
EXPERTS.....................................................................  40
OTHER MATTERS...............................................................  40
WHERE YOU CAN FIND MORE INFORMATION.........................................  41
GLOSSARY OF KEY TERMS.......................................................  43

Appendix A - Agreement and Plan of Mergers
Appendix B - Chapter 13 of the Washington Business Corporations Act Appendix C - Fairness Opinion of Columbia Financial Advisors, Inc.

                                     SUMMARY

      This summary, together with the preceding section entitled "Questions and Answers About This Document and The Merger," highlights selected information about this Proxy Statement/Prospectus. We urge you to read carefully the entire Proxy Statement/Prospectus and any other documents to which we refer to fully understand the Merger. The Agreement and Plan of Mergers is attached as Appendix A to this Proxy Statement/Prospectus.

WHAT WILL YOU RECEIVE AS MERGER CONSIDERATION.

      Holders of Interbancorp common stock will receive three-quarters (0.75) of a share of Frontier common stock in exchange for each of their shares of Interbancorp common stock. Shareholders of Interbancorp common stock who would otherwise be entitled to a fractional share shall receive cash in lieu of the fractional share.

      In addition, if, as of the Effective Date, Interbancorp has capital (less capital contributions received upon exercise of Interbancorp options after August 1, 2000) in excess of $5.3-million, Interbancorp may declare and pay a cash dividend on the Effective Date in an amount equal to such excess.

GENERALLY, THE RECEIPT OF THE MERGER CONSIDERATION WILL BE A TAX-FREE TRANSACTION TO INTERBANCORP SHAREHOLDERS.

      The receipt of Frontier common stock by Interbancorp shareholders will be tax-free to Interbancorp shareholders. Any cash received in lieu of fractional shares will be taxable to the shareholder in the year received.

THE BOARD OF DIRECTORS OF INTERBANCORP UNANIMOUSLY RECOMMENDS SHAREHOLDER APPROVAL.

      The Interbancorp Board of Directors believes that the Merger is fair to and in the best interests of the Interbancorp shareholders.

FINANCIAL ADVISOR SAYS MERGER CONSIDERATION IS FAIR TO INTERBANCORP
SHAREHOLDERS.

      Columbia Financial Advisors, Inc. ("CFAI") have served as financial advisor to Interbancorp in connection with the Merger and has rendered an opinion to the Interbancorp Board of Directors that, as of September 21, 2000, the merger consideration to be paid to Interbancorp shareholders is fair, from a financial point of view, to Interbancorp shareholders.

      You should read the opinion of CFAI completely in order to understand the assumptions made, matters considered and limitations of the review undertaken in providing the opinion. The opinion of CFAI is attached as Appendix C to this Proxy Statement/Prospectus.

      Interbancorp agreed to pay CFAI a fee equal to 1% of the gross aggregate consideration (which is expected to be approximately $135,000).

INTERBANCORP SPECIAL MEETING.

Special Meeting to be held on _______ (see page 10).

      The Interbancorp Special Meeting will be held at 15305 Main Street N.E., Duvall, Washington, on ________, 2000 at _______ p.m., local time. At the meeting you will be asked:

      1. To consider and approve a proposal to adopt the Agreement and Plan of Mergers dated as of October 23, 2000, by and among Interbancorp, Inter Bank, Frontier Financial Corporation ("Frontier") and Frontier Bank, pursuant to which Interbancorp will be merged into Frontier, and each outstanding share of Interbancorp common stock will be converted to the right to receive three-quarters (0.75) of a share of Frontier common stock.

      2. To consider and act upon such other
matters as may properly come before the meeting or any adjournment thereof.

RECORD DATE SET AT _______________; 66-2/3% AFFIRMATIVE VOTE OF OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO APPROVE THE MERGER AGREEMENT (SEE PAGE
10).

      You can vote at the Interbancorp Special Meeting if you owned Interbancorp common stock at the close of business on _____, 2000. As of that date there were _______ shares of Interbancorp common stock entitled to be voted at the Special Meeting. Approval of the Agreement and Plan of Mergers requires that 66-2/3% of the outstanding shares of Interbancorp common stock be voted at the Special Meeting in favor of the adoption of the Agreement and Plan of Mergers.

      As of the date of this Proxy Statement/Prospectus, Directors and Executive Officers of Interbancorp, and their affiliates, owned approximately 41.71% (assuming exercise of all outstanding options) of the outstanding shares of Interbancorp common stock. The Directors and Executive Officers have indicated their intention and have contractually agreed, to vote the shares held by them and their affiliates in favor of adoption of the Merger Agreement.

INFORMATION REGARDING INTERBANCORP, INC.

      Interbancorp, Inc.
      15305 Main Street N.E.
      P.O. Box 700
      Duvall, Washington 98109
      (425) 788-1177

DISSENTERS' RIGHTS OF SHAREHOLDERS (SEE PAGE 21).

      Under Washington law, Interbancorp shareholders have the right to dissent from the Merger and receive cash for the fair value of their shares of Interbancorp common stock.

      To exercise dissenters' rights, an Interbancorp shareholder must not vote for the adoption of the Agreement and Plan of Mergers and must strictly comply with all the procedures required by Washington law. These procedures are described more fully later in this document, and a copy of the relevant portions of Washington law is attached as Appendix B to this Proxy Statement/Prospectus.

THE MERGER (SEE PAGE 11).

      The proposal is to merge Interbancorp into Frontier, followed by a merger of Inter Bank into Frontier Bank. Pursuant to the Merger Agreement, Frontier will issue three-quarters (0.75) of a share of Frontier common stock in exchange for each share of Interbancorp common stock.

      The Board of Directors of Interbancorp believes that the merger offers Interbancorp shareholders the opportunity to benefit from the synergies and growth opportunities expected to result from combining the two companies. For a more detailed discussion of the reasons for the Merger see pages 13 through 15.

CERTAIN MEMBERS OF THE MANAGEMENT AND DIRECTORS OF INTERBANCORP HAVE INTERESTS IN THE MERGER (SEE PAGE 17).

      You should be aware that Directors and Executive Officers of Interbancorp may have interests that are different from, or in addition to, your interests as a shareholder.

      If the Merger is completed:

o Russ Anderson, Tana Weisenbach and Ron Brown will receive employment contracts with Frontier, which provide in part, that if they are terminated during the initial year of their employment, they shall receive compensation for the balance of the year. In addition, if they are terminated during the second year, they shall receive four months prior notice.

o Immediately prior to the Merger, each non-qualified stock option held by the Directors of Interbancorp will be amended to provide that the option can be exercised for a period up to three months after the Merger.

      Currently the options expire on the date of the Merger.

o Frontier will maintain directors and officers liability insurance of $2-million for a period of three years following the Merger.

o Stock options held by Interbancorp officers, as well as other employees of Interbancorp and its subsidiary Inter Bank, will be converted into stock options to acquire Frontier common stock.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 24).

      Frontier will account for the Merger under the purchase method of accounting.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE 19).

      Completion of the Merger is subject to various conditions, including:

o Receipt of all regulatory approvals that are necessary to permit the completion of the Merger and expiration of any statutory waiting periods required by law.

o Approval of the Merger Agreement by Interbancorp shareholders owning a minimum of 66-2/3% of the common stock.

o Authorization for listing on the Nasdaq National Market of the shares of common stock to be issued upon completion of the Merger, subject only to official notice of issuance.

o     Other usual conditions.

      If the law permits, either Frontier or Interbancorp could choose to waive a condition to its obligation to complete the Merger, even though the condition has not been satisfied.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 20).

      Frontier and Interbancorp can agree to abandon the Merger and terminate the Merger Agreement at any time prior to the time the Merger is completed, even if the requisite number of shareholders of Interbancorp have approved the Merger Agreement. Also, either Frontier or Interbancorp can decide, without the consent of the other, to abandon the Merger if any of the following occurs:

o     The Merger has not been completed by April 15, 2001.

o The required approval of shareholders is not obtained at the Interbancorp Special Meeting of Shareholders.

o The shares of Frontier common stock to be issued to Interbancorp shareholders have not been approved for listing on the Nasdaq National Market.

o     Other usual conditions.

      In addition, Frontier may elect to terminate the Merger, without the consent of Interbancorp, if any of the following occurs: o If the representations and warranties of Interbancorp or Inter Bank are not true and correct in any material respects.

o There has been a material adverse change in the business, property assets, or prospects of Interbancorp or Inter Bank.

o Shareholders of Interbancorp owning in the aggregate 20% or more of the outstanding shares of Interbancorp have exercised their dissenters' rights.

o The minimum capital of Interbancorp as of the Effective Date (less capital contributions received upon the exercise of Interbancorp options after August 1, 2000) is less than $5.3-million.

o The minimum allowance for possible loan and lease losses is less than 1.10% of Inter Bank's total outstanding loans and leases.

      In addition, Interbancorp may elect to
terminate the Merger, without the consent of Frontier, if any of the following occurs:

o If the representations and warranties of Frontier or Frontier Bank are not true and correct in any material respects.

o There has been a material adverse change in the business, property assets, or prospects of Frontier or Frontier Bank.

o The Frontier Average Closing Price is less than $14.50 per share. The Average Closing Price is the average closing price of Frontier Common Stock for the eleven consecutive trading days prior to and including the 10th day before the Merger is completed.

o The opinion of CFAI to the effect that the financial terms of the Merger are fair from a financial point of view to Interbancorp shareholders has not been withdrawn.

      UNDER CERTAIN CIRCUMSTANCES, UPON TERMINATION, FRONTIER WOULD BE REQUIRED TO PAY INTERBANCORP A TERMINATION FEE OF $350,000, AND, UNDER CERTAIN CIRCUMSTANCES, INTERBANCORP WOULD BE REQUIRED TO PAY FRONTIER A TERMINATION FEE OF $350,000. IF INTERBANCORP FAILS TO CLOSE SOLELY BECAUSE IT FAILS TO RECEIVE A FAIRNESS OPINION, AND IF INTERBANCORP ENTERS INTO AN AGREEMENT TO BE ACQUIRED BY ANOTHER PARTY WITHIN 12 MONTHS OF THE TERMINATION OF THIS TRANSACTION, INTERBANCORP IS REQUIRED TO PAY FRONTIER A TERMINATION FEE OF $500,000.

                                   ----------

                       SELECTED HISTORICAL FINANCIAL DATA

      The following tables set forth selected historical consolidated financial data for Frontier. This information should be read in conjunction with the historical financial statements of Frontier, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement and in the other documents incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION".

      The Frontier historical consolidated unaudited financial data as of and for the nine months ended September 30, 1999 and 2000, have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

                 FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                 SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                           AT OR FOR THE NINE
                              MONTHS ENDED                           AT OR FOR THE YEARS
                              SEPTEMBER 30                            ENDED DECEMBER 31,
                          --------------------     --------------------------------------------------------
                            2000        1999         1999         1998       1997        1996        1995
                          --------    --------     --------     --------    -------     -------     -------
OPERATING DATA:
Interest income........   $105,606     $87,053     $118,584     $108,414    $97,295     $87,108     $80,239
Interest expense.......     45,565      33,294       45,453       43,355     39,601      37,202      35,744
                          --------     -------     --------     --------    -------     -------     -------
   Net interest income      60,041      53,759       73,131       65,059     57,694      49,906      44,495
Provision for loan
losses.................       (907)     (1,739)      (2,266)      (2,230)    (2,278)     (2,358)     (2,010)
                          --------     -------     --------     --------    -------     -------     -------
Net interest income
   after provision for
   loan losses..........    59,134      52,020      70,865       62,829      55,416      47,548      42,485
Noninterest income......     5,504       6,199       7,555        7,773       5,637       5,422       5,019
Noninterest expense.....    27,960      26,217      36,083       34,158      30,152      26,676      25,209
                          --------     -------     --------     --------    -------     -------     -------
Income before provision
  for income taxes......    36,678      32,002      42,337       36,444      30,901      26,294      22,295
Provision for income
  taxes.................   (12,470)    (10,871)    (14,039)     (12,169)    (10,109)     (8,503)     (7,054)
                          --------     -------     --------     --------    -------     -------     -------
  Net Income............  $ 24,208     $21,131     $28,298      $24,275     $20,792     $17,791     $15,241
                          ========     =======     ========     =======     =======     =======     =======
HISTORICAL PER SHARE
  DATA:
Earnings per share......
   Basic................  $   1.23     $  1.07     $  1.43      $  1.24     $  1.07     $  0.92     $  0.79
   Diluted..............  $   1.22     $  1.06     $  1.42      $  1.22     $  1.05     $  0.90     $  0.78
Cash dividends declared
   per share............  $   0.30                 $  0.25
Shareholder's equity....   185,579     162,490     168,260      148,166     123,502     102,895      85,416
SELECTED RATIOS:
Return on average
   equity...............     17.86%      18.04%      17.78%       17.86%      18.25%      19.10%      19.71%
Return on average assets      2.06%       2.08%       2.06%        1.98%       1.92%       1.82%       1.71%
Net yield on interest
  earning assets........      5.48%       5.72%       5.74%        5.72%       5.79%       5.54%       5.44%
Average equity as a
  percentage of
  average assets........     11.53%      11.55%      11.57%       11.07%      10.54%       9.52%       8.70%
Non-performing assets
  as a percentage of
  total assets..........      0.23%       0.28%       0.19%        0.22%       0.65%       0.60%       0.69%
FINANCIAL CONDITION
  DATA:
Total assets............   1,625,213   1,449,804   1,425,420    1,334,486   1,141,293   1,032,352    954,369
Loans receivable, net...   1,356,262   1,143,127   1,166,284      987,282     837,579     752,034    633,674
Cash and due from
  banks, federal funds
  sold and investments..     221,024     262,096     213,277      302,429     261,272     238,738    277,615
Deposits................   1,296,090   1,139,142   1,123,717    1,092,643     959,963     872,519    835,834
Borrowings..............   $ 128,668   $ 136,919   $ 124,380    $  82,198   $  48,796   $  49,762   $ 25,912

                 FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                            QUARTERLY FINANCIAL DATA
              CONDENSED CONSOLIDATED STATEMENT OF INCOME-QUARTERLY
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    2000 QUARTER ENDED
                                                        (UNAUDITED)
                                         ------------------------------------------
                                           MARCH 31      JUNE 30      SEPTEMBER 30
                                         ------------- -------------  -------------
Interest Income.......................      $32,800       $35,535        $37,271
Interest Expense......................       13,701        15,188         16,656
                                         ------------- -------------  -------------
    Net Interest Income...............       19,099        20,347         20,595
Provision for loan losses.............         (292)         (270)          (345)
                                         ------------- -------------  -------------
Net interest income after provision
    for loan losses...................       18,807        20,077         20,250
Noninterest income....................        1,663         1,653          2,188
Noninterest expense...................        8,275        10,127          9,558
                                         ------------- -------------  -------------
Income before income taxes............       12,195        11,603         12,880
Income tax............................       (4,137)       (3,856)        (4,477)
                                         ------------- -------------  -------------
Net Income............................       $8,058        $7,747         $8,403
                                         ============= =============  =============

Basic earnings per common share.......        $0.41         $0.39          $0.43
Diluted earnings per common share.....        $0.41         $0.39          $0.42
Average basic common shares
    outstanding (in thousands)........       19,772        19,712         19,719
Average diluted common shares
    outstanding (in thousands)........       19,892        19,800         19,809

                          COMPARATIVE MARKET PRICE DATA

      Frontier. Frontier Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "FTBK." The table below sets forth the high and low sales prices of Frontier Common Stock as reported on Nasdaq since Frontier began listing its shares on Nasdaq on April 16, 1998. Prior to that there was no established trading market for Frontier Common Stock. Frontier Common Stock was traded by individuals on a personal basis and was not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management.

                                                    FRONTIER COMMON STOCK
                                                 HIGH                   LOW
                                         ---------------------- ---------------------
        1998
        First Quarter..................            $21.25               $17.00
        Second Quarter(1)..............            $30.50               $17.50(2)
        Third Quarter................              $30.91               $23.13
        Fourth Quarter...............              $24.75               $21.38
        1999
        First Quarter..................            $25.13               $19.00
        Second Quarter.................            $25.00               $20.50
        Third Quarter..................            $25.50               $20.00
        Fourth Quarter.................            $26.00               $20.00
        2000
        First Quarter..................            $22.38               $17.00
        Second Quarter.................            $19.13               $16.25
        Third Quarter..................            $19.75               $17.13

(1) Frontier began listing its shares of Common Stock on Nasdaq on April 16, 1998.

(2) Excludes one transaction of which Frontier was aware that was traded at $15.00 per share.

      Frontier paid 7% stock dividends on March 18, 1996, March 17, 1997, and March 16, 1998, and a two-for-one stock split on March 19, 1999. In 1999, Frontier paid an annual cash dividend of $0.25 per share. In 2000, Frontier commenced paying quarterly dividends, with the quarterly dividend increased by $0.01 each quarter.

                     Dividend               Payable Date
                     --------               ------------
                      $0.09               February 11, 2000
                      $0.10                  May 15, 2000
                      $0.11                August 14, 2000
                      $0.12                October 23, 2000

      The timing and amount of future dividends paid by Frontier is subject to determination by the Board of Directors of Frontier in its discretion and will depend on earnings, cash requirements and the financial condition of Frontier and its subsidiaries, applicable government regulations and other factors deemed relevant by the Board of Directors.

      As of October 31, 2000, the 19,727,089 outstanding shares of Frontier Common Stock were held by approximately 3,522 holders of record.

      Interbancorp. There is no established trading market for Interbancorp Common Stock. No broker makes a market in Interbancorp Common Stock and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Interbancorp Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of Interbancorp Common Stock. The following data includes trades between individual investors, as reflected in Interbancorp's stock transfer records. On January 3, 1999, Interbancorp became the bank holding company for Inter Bank and shares of Inter Bank were converted to shares of Interbancorp on a one share for one share basis. The number of shares and share prices have been adjusted for a 1-for-4 stock split in 1999.

                                                      INTERBANCORP COMMON STOCK
                                     -------------------------------------------------------------
                                      NUMBER OF SHARES
                                     REPORTED AS TRADED          HIGH                 LOW
                                     -------------------  -------------------  -------------------
1998
First Quarter.......................          2,390             $10.00               $10.00
Second Quarter......................          2,233             $12.00               $10.00
Third Quarter.......................          4,320             $12.00               $11.00
Fourth Quarter......................          4,384             $11.50               $10.00
1999
First Quarter.......................          6,590             $12.50               $11.00
Second Quarter......................            330             $12.00               $12.00
Third Quarter.......................          1,540             $12.50               $10.00
Fourth Quarter......................          4,150             $13.00               $11.50
2000
First Quarter.......................          4,369             $12.50               $11.00
Second Quarter......................          4,653             $12.00               $11.00
Third Quarter.......................            532             $12.00               $12.00

      As of October 31, 2000, the 850,904 outstanding shares of Interbancorp Common Stock were held by approximately 460 holders of record. Interbancorp issued a 1-for-4 stock split in 1999 and a 1-for-5 stock split in 1997. No other stock dividends or cash dividends were declared, issued or paid during the last three years.

      Recent Stock Price Data. The following table sets forth the closing price per share for Frontier Common Stock, as reported on Nasdaq, and the equivalent pro forma per share price for Interbancorp Common Stock on October 23, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on _________, 2000, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. HOLDERS OF INTERBANCORP COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF FRONTIER COMMON STOCK.

                                                     October 23, 2000     November __, 2000
                                                    --------------------  -------------------
        Closing price per share:
        Frontier.................................          $17.13
        Interbancorp(1)..........................          $12.00
        Equivalent pro forma per share of
        Interbancorp Common Stock(2).............          $12.84

-----------------------

(1) There is no publicly available quotations of Interbancorp Common Stock, and the market price per share as of the respective dates represent prices known to Interbancorp's management to have been paid for the Interbancorp Common Stock in the last transaction prior to such data.

(2) Computed by multiplying the Frontier Closing Price by the Exchange Ratio of three-quarters (0.75) of a share of Frontier Common Stock for each share of Interbancorp Common Stock.

                                  RISK FACTORS

      In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

      Since the market price of Frontier common stock will vary, Interbancorp shareholders cannot be sure of the value of the Frontier common stock to be received in the Merger.

      The conversion ratio is based on the Frontier common stock average closing price for the 11 consecutive trading days prior to and including the 10th trading day before the day the Merger is completed. This means that at the time of the Special Meeting, Interbancorp shareholders will not know the exact value of the Frontier common stock that they will receive when the Merger is completed. The market prices of Frontier common stock when the Merger takes place may vary from its price at the date of this document and at the date of the shareholder meeting. Such variations in the market prices of Frontier common stock may result from changes in the business, operations or prospects of Frontier or the combined company, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

      We urge you to obtain current market quotations for Frontier common stock.

      Frontier and Interbancorp may not successfully integrate their business operations after the Merger.

      Integrating the business operations of Frontier and Interbancorp after the Merger may be difficult and time consuming. Successful integration of Interbancorp operations will depend primarily on Frontier's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Frontier may encounter difficulties in the integration process, such as the loss of key employees and customers, the disruption of ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

                               THE SPECIAL MEETING

PLACE, TIME AND DATE

      The Special Meeting will be held on ____________, ____________, 2000 at __:00 _.m., local time, at 15305 Main Street N.E., Duvall, Washington. This Prospectus/Proxy Statement is being sent to holders of Interbancorp Common Stock and is accompanied by a form of proxy that is being solicited by the Interbancorp Board for use at the Special Meeting and any adjournments or postponements thereof.

PURPOSE

      The purpose of the Special Meeting is: (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

      The Interbancorp Board has fixed the close of business on ____________, 2000 as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Interbancorp Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Interbancorp Common Stock will be entitled to one vote. At the Record Date, there were _________ shares of Interbancorp Common Stock outstanding and entitled to be voted at the Special Meeting.

VOTE REQUIRED

      A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Interbancorp shareholders at the Special Meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Interbancorp Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

      As of the Record Date, the directors and executive officers of Interbancorp and their affiliates beneficially owned an aggregate of 410,750 shares of Interbancorp Common Stock, which represents 41.71% (assuming exercise of all outstanding options) of the shares entitled to be voted at the Special Meeting. All of the directors and executive officers of Interbancorp have entered into agreements with Frontier pursuant to which each individual has agreed to vote his or her shares for approval of the Merger Agreement.

PROXIES

      Holders of Interbancorp Common Stock may vote either in person or by properly executed proxy. Shares of Interbancorp Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy or to vote in person at the Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Board of Directors of Interbancorp knows of no such other matters.

      Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to the Secretary of Interbancorp, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Interbancorp Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

      The proxy for the Special Meeting is being solicited on behalf of the Board of Directors of Interbancorp. The expense of soliciting proxies for the Special Meeting will be borne by Interbancorp. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Interbancorp in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Interbancorp Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Interbancorp will reimburse them for their expenses in doing so.

                                   THE MERGER

      The descriptions in this Prospectus/Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

GENERAL

      The Merger Agreement provides for the merger of Interbancorp with and into Frontier followed by the merger of Inter Bank with and into Frontier Bank. The separate existence of Interbancorp and Inter Bank will cease upon completion of the mergers. After consummation of the transaction, the branches of Inter Bank will operate and be known as branches of Frontier Bank. While Frontier and Interbancorp believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to Consummation of the Merger" and "-- Regulatory Requirements."

MERGER CONSIDERATION

      Upon consummation of the Merger, the shareholders of Interbancorp, other than Dissenting Shares, will receive for each share of Interbancorp Common Stock the right to receive three-quarters (0.75) of a share of Frontier stock for each share of Interbancorp owned. Interbancorp shareholders who would be entitled to receive, following the conversion, a fractional share of Frontier Common Stock will receive cash in lieu of such fractional share. The price for fractional shares will be determined by multiplying such fraction by the average daily sales price of Frontier Common Stock on the Nasdaq stock market reporting system for the trading days beginning on the twentieth day immediately preceding the Effective Date of the mergers, through and including the tenth day immediately preceding the Effective Date of the mergers.

EFFECTIVE DATE OF THE MERGER

      Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the Effective Date of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated by __________. Either Frontier or Interbancorp may, subject to certain conditions, terminate the Merger Agreement if the Effective Date does not occur on or before April 15, 2001.

EXCHANGE OF INTERBANCORP CERTIFICATES

      As promptly as practicable after the Effective Date, Frontier will send to each holder of record of Interbancorp Common Stock transmittal materials for use in exchanging all of such holder's certificates representing Interbancorp Common Stock for a certificate or certificates representing the Frontier Common Stock to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

         DO NOT SEND IN YOUR INTERBANCORP CERTIFICATES UNTIL YOU RECEIVE
                THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      Upon surrender of all of the certificates for Interbancorp Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to Frontier, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of Frontier Common Stock to which such holder is entitled, and, where applicable, a check for any fractional share interest (without interest).

      All shares of Frontier Common Stock issued to the holders of Interbancorp Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. Frontier dividends having a record date after the Effective Date will include dividends on all shares of Frontier Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of Frontier Common Stock at or as of any time after the Effective Date will be distributed to the holder of any Interbancorp Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case without interest. After the Effective Date, the stock transfer books of Interbancorp will be closed, and there will be no transfers on the transfer books of Interbancorp of the shares of Interbancorp Common Stock that were outstanding immediately prior to the Effective Date.

BACKGROUND FOR THE MERGER

      In April 2000, the Interbancorp Board of Directors retained the services of Columbia Financial Advisors, Inc. ("CFAI") to explore the various strategic options available to Interbancorp. Two options discussed by the Interbancorp Board at an April 20, 2000 meeting were a merger with a publicly-traded bank holding company and a merger with a publicly-traded thrift holding company. The Interbancorp Board authorized CFAI to contact numerous parties to ascertain their interest. After the execution of a confidentiality agreement with each party, financial and other information regarding Interbancorp was disclosed to each party.

      On July 6, 2000, the Interbancorp Board reviewed seven different non-binding indications of interest and selected Frontier due to the proposed consideration and the perceived business and cultural fit between Interbancorp and Frontier. Negotiations with Frontier ensued and resulted in a revised proposal that was reviewed by the Interbancorp Board on July 20, 2000. On July 20, 2000, the Interbancorp Board unanimously approved and directed Interbancorp management to retain Gerrish & McCreary, P.C. as Interbancorp's legal counsel and to negotiate a definitive merger agreement with Frontier (the "Merger Agreement").

      On September 21, 2000, the Interbancorp Board carefully considered the nature, value and prospects for future appreciation and liquidity of the shares of Frontier Common Stock to be received by Interbancorp shareholders in the proposed merger. A report from a financial point of view regarding the fairness of the transaction was present by CFAI and a report of due diligence was presented by Gerrish & McCreary, P.C. regarding their findings. The Interbancorp Board, along with its counsel, Gerrish & McCreary, P.C., reviewed the Merger Agreement and considered the potential benefits of the proposed merger to Interbancorp and its shareholders, taking into account the financial and valuation analyses of the Merger, and the terms of the Merger Agreement. The terms of the Merger were incorporated into a definitive merger agreement that was unanimously approved by the Interbancorp Board at this meeting and then reaffirmed at a meeting on October 19, 2000, after minor adjustments to the definitive agreement. The Merger Agreement was executed on October 23, 2000.

REASONS FOR THE MERGER

      In reaching its determination to approve and adopt the Merger Agreement, the Interbancorp Board consulted with Interbancorp's Management and its financial and legal advisors and considered a number of factors, including, without limitation, the following:

o The fact that Frontier Common Stock is traded on the NASDAQ - National Market Systems, which is expected to provide liquidity to Interbancorp shareholders in the Frontier Common Stock received in the Merger.

o The Interbancorp Board's thorough review of Interbancorp's business, operations, financial condition and earnings on an historical and a prospective basis;

o The Interbancorp Board's knowledge and review, based, in part, on presentations by its financial advisors and Interbancorp's Management, of the business, operations, financial condition and earnings of Frontier on an historical and prospective basis and of the combined company on a pro forma basis; and the historical stock price performance of Frontier's Common Stock, the potential for increased earnings and dividends for Interbancorp Shareholders as shareholders of the combined company, and Frontier's substantial market capitalization.

o The terms of the Merger Agreement, including a provision for a fixed Exchange Ratio of three-quarters (0.75) of a share of Frontier Common Stock for each share of Interbancorp Common Stock, enabling Interbancorp shareholders to benefit from any increase in the trading price of Frontier Common Stock prior to the Merger;

o The terms of the Merger Agreement, including: (i) a provision permitting Interbancorp to terminate the Merger Agreement if the Frontier Average Closing Price of Common Stock is below $14.50, thereby limiting the risk to Interbancorp shareholders of possible declines in Frontier Common Stock; and (ii) an attractive premium for the holders of Interbancorp Common Stock based on price to trailing 12 months earnings and price to book value multiples of approximately 15.1x and 2.6x, respectively, at the time of the execution of the Merger Agreement;

o The current and prospective economic and competitive environment facing the financial services industry generally, and Interbancorp in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term, and in being able to capitalize on technological developments which significantly impact industry competition;

o The general impact that the Merger could be expected to have on the constituencies served by Interbancorp, including its customers, employees and communities. In this regard, Interbancorp noted that the combined company could be expected to offer a more extensive range of financial products and services to Interbancorp's existing customers, could provide its customers with the added convenience of access to Frontier's extensive branch system and could provide greater advancement opportunities for Interbancorp employees;

o The Merger is anticipated to increase current shareholders' cash dividends on a per-share basis;

o The expectation that the Merger will be tax-free for federal income tax purposes to Interbancorp and Interbancorp shareholders;

o The common business philosophy and compatibility of the management and staff of Interbancorp and Frontier;

o The review of proposals from seven financial institutions obtained and CFAI's opinion that the proposed transaction with Frontier is fair, from a financial point of view, to the Interbancorp shareholders.

o The fact that Russ Anderson, Interbancorp's President, will serve as a Senior Vice President and that Tana Weisenbach and Ron Brown, both Senior Vice Presidents of Interbancorp, will serve as Vice Presidents of Frontier Bank after the Merger.

o The fact that Interbancorp's ability to further significantly penetrate the markets it serves is limited by its ability to accumulate and attract capital.

o The Board's review of the terms of the Merger Agreement at meetings held on September 21, 2000, and October 19, 2000.

      The foregoing discussion of the information and factors considered by the Interbancorp Board is not intended to be exhaustive, but includes some of the material factors considered by the Interbancorp Board. In reaching its determination to approve and recommend the Merger Agreement, the Interbancorp

Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual Directors may have given differing weights to differing factors.

      FOR THE REASONS SET FORTH ABOVE, THE INTERBANCORP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF INTERBANCORP AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF INTERBANCORP VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

      CFAI has delivered a written opinion to the Interbancorp Board to the effect that, as of the date of this Proxy Statement/Prospectus, the Consideration to be received by Interbancorp common stockholders pursuant to the terms of the Merger Agreement is fair to such stockholders from a financial point of view. The Exchange Ratio of three-quarters (0.75) of a share of Frontier Common Stock or cash for each Interbancorp share has been determined by Interbancorp and Frontier Common Stock through negotiations. The CFAI Opinion is directed only to the fairness, from a financial point of view, of the Consideration to be received and does not constitute a recommendation to any Interbancorp stockholder as to how such shareholder should vote at the Special Meeting. As of October 24, 2000, the average Frontier Common Stock closing price for the 20-day period starting September 27, 2000 and ending October 24, 2000 was $17.80, and the total purchase price is $13.35 per share in the form of FTBK common stock and cash for all of the outstanding shares of Interbancorp.

      Interbancorp retained CFAI as its exclusive financial advisor pursuant to an engagement letter dated April 3, 2000 in connection with the Merger. CFAI is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Interbancorp Board selected CFAI to act as Interbancorp's exclusive financial advisor based on CFAI's experience in mergers and acquisitions and in securities valuation generally.

      On September 21, 2000, CFAI issued its Opinion to the Interbancorp Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to Interbancorp, Inter Bank and its shareholders. The full text of the CFAI Opinion, which sets forth the assumptions made, matters considered, and limits on its review, is attached hereto as Appendix C. The summary of the CFAI Opinion in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. INTERBANCORP SHAREHOLDERS ARE URGED TO READ THE ENTIRE CFAI OPINION.

      In rendering its opinion to Interbancorp, CFAI reviewed, among other things, historical financial data of Interbancorp, certain internal financial data and assumptions of Interbancorp prepared for financial planning and budgeting purposes furnished by the management of Interbancorp and, to the extent publicly available, and the financial terms of certain change of control transactions involving Northwest community banks. CFAI discussed with Interbancorp's management the financial condition, current operating results, and business outlook for Interbancorp. CFAI also reviewed certain publicly available information concerning Frontier and certain financial and securities data of Frontier and companies deemed similar to Frontier. CFAI discussed with Frontier's management the financial condition, current operating results, and business outlook for Frontier and Frontier's plans relating to Interbancorp. In rendering its opinion, CFAI relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Interbancorp or Frontier nor was it furnished any such appraisals. Interbancorp did not impose any limitations on the scope of the CFAI investigation in arriving at its opinion.

      CFAI analyzed the total Purchase Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 18% to 20%.

      Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Interbancorp's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFAI to the net asset value approach to valuation.

      Market Value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

      CFAI maintains a comprehensive database concerning prices paid for banking institutions in the Northwest, particularly Western Washington and Western Oregon banking institutions, during 1995 through 2000. This database provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Interbancorp, CFAI has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving, Western Washington and Western Oregon banking organizations with total assets less than $150-million that sold from January 1995 to September 11, 2000.

      Comparable Sales Multiples. CFAI calculated a "Merger Consideration-Adjusted Book Value" for Interbancorp's June 30, 2000 stockholders equity and the estimated December 31, 2000 stockholders' equity adjusted for the price to stockholders equity ratios for a sample of Northwest banking institutions with assets of less than $150-million which sold between January 1, 1995 through September 11, 2000 and a sample of Northwest banking institutions with total assets of less than $150-million which sold between January 1, 1998 and September 11, 2000. The calculations are $7.20 and $8.35 per share, respectively, for the December 31, 1999 stockholders' equity for the two samples. For the estimated December 31, 2000 stockholders' equity, the calculations are $8.06 and $9.35, respectively. For Interbancorp's 1999 net income the calculations are $7.69 and $8.19, respectively, and for the twelve months net income prior to June 30, 2000, the calculations are $10.07 and $10.73, respectively.

      Transaction Value as a Percentage of Total Assets. CFAI calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $13.35 per Interbancorp share results in a transaction value as a percentage of total assets of 18.99%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets of less than $150-million which sold between January 1, 1995 through September 11, 2000 and a sample of Northwest banking institutions with total assets of less than $150-million which sold between January 1, 1998 and September 11, 2000 of 13.0% and 14.6%, respectively.

      Investment Value is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

      Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Interbancorp's estimates of future growth and an appropriate capitalization or discount rate. CFAI's calculations were based on an analysis of the banking industry, Interbancorp's earnings estimates for 2000-2004, historical levels of growth and earnings, and the competitive situation in Interbancorp's market area. Using discount rates of 18% and 20%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $13.47 to $15.77 per share.

      When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFAI's opinion that the proposed transaction is fair, from a financial point of view to the Interbancorp shareholders.

      Pursuant to the terms of the Engagement Letter, Interbancorp has agreed to pay CFAI a fee of one percent of the gross aggregate consideration for this fairness opinion and other financial advisory services. In addition, Interbancorp has agreed to reimburse CFAI for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFAI against certain liabilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The directors, executive officers and principal shareholders of Interbancorp, together with their affiliates, beneficially owned, as of the Record Date, a total of 410,750 shares of Interbancorp Common Stock (representing 41.71% (assuming exercise of all outstanding options) of all outstanding shares of Interbancorp Common Stock and options to purchase Interbancorp Common Stock which will be immediately exercisable on the Effective Date of the Merger). The directors and executive officers of Interbancorp will receive the same consideration in the Merger for their shares as the other shareholders of Interbancorp. Certain members of Interbancorp's Management and the Interbancorp Board have other interests in the Merger, as described below, that are in addition to their interests as Interbancorp shareholders. The Interbancorp Board is aware of their interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

      Employment Agreements. Frontier Bank has entered into employment agreements with Russ Anderson, the President and Chief Executive Officer of Interbancorp, Tana Weisenbach, a Senior Vice President of Interbancorp, and Ron Brown, a Senior Vice President of Interbancorp. The employment agreements will take effect upon consummation of the Merger.

      Mr. Anderson will serve as a Senior Vice President of Frontier Bank, and Ms. Weisenburger and Mr. Brown will serve as Vice Presidents of Frontier Bank. Each of the employment agreements has a two-year term. The employment agreements call for annual salaries for Mr. Anderson, Ms. Weisenbach and Mr. Brown of $105,400, $70,400 and $70,000, respectively. Each employment agreement provides that the executive will be paid the first year's salary in full if the executive's employment is terminated voluntarily or involuntarily, at any time, for any reason other than cause. After the first year, employment can be terminated by Frontier Bank or the executive at any time upon 120 days' written notice. Mr. Anderson has an employment agreement with Inter Bank which requires 120 days' written notice for termination. This agreement will automatically be replaced by the employment agreement with Frontier Bank when the Merger becomes effective.

      Stock Options. At the Effective Date of the Merger, Interbancorp options to purchase Interbancorp Common Stock held by each Interbancorp employee and each Interbancorp director will immediately and automatically become fully vested and converted into options to purchase Frontier Common Stock based on the exchange ratio of three-quarters (0.75) of a share of Frontier Common Stock for each Interbancorp share. As of the date of this Prospectus/Proxy Statement, the employees of Interbancorp held options to acquire 96,777 shares of Interbancorp Common Stock and the directors of Interbancorp held options to acquire 37,200 shares of Interbancorp Common Stock. At the exchange ratio of three-quarters (0.75) of a share of Frontier Common Stock for each share of Interbancorp Common Stock, these options will be converted to options to purchase 100,482 shares of Frontier Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Interbancorp shareholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the Merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

      Consummation of the Merger is conditioned upon the receipt by Frontier and Interbancorp of an opinion of Keller Rohrback, L.L.P., special counsel to Frontier, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (ii) no gain or loss will be recognized by Interbancorp shareholders as a result of receiving shares of Frontier Common Stock in exchange for their shares of Interbancorp Common Stock. The opinion will not bind the Internal Revenue Service (the "IRS") or preclude the IRS from adopting a contrary position. Frontier and Interbancorp may waive receipt of such tax opinion as a condition to consummating the Merger; provided, however, that if the anticipated material federal income tax consequences of the Merger are significantly different than those described herein, Interbancorp will resolicit the approval of its shareholders. Neither Frontier nor Interbancorp has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

      RECEIPT OF FRONTIER COMMON STOCK IN EXCHANGE FOR INTERBANCORP COMMON STOCK. No gain or loss will be recognized by a holder who receives solely shares of Frontier Common Stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Interbancorp Common Stock. The tax basis of the shares of Frontier Common Stock received by a holder in such exchange will be equal (except for the basis attributable to any fractional shares of Frontier

Common Stock, as discussed below) to the basis of the Interbancorp Common Stock surrendered in exchange therefor. The holding period of the Frontier Common Stock received will include the holding period of shares of Interbancorp Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the Effective Date of the Merger.

      CASH IN LIEU OF FRACTIONAL SHARES. An Interbancorp shareholder who receives cash in lieu of a fractional share interest in Frontier Common Stock will be treated as having received such cash in full payment for such fractional share of stock, and will incur capital gain or loss to the extent the cash payment exceeds or is less than the holder's basis in such fractional share.

      THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO INTERBANCORP SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. BECAUSE TAX CONSEQUENCES OF THE MERGER VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH INTERBANCORP SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH SHAREHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO SUCH SHAREHOLDER AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

CONDUCT OF BUSINESS PENDING THE MERGER

      Interbancorp has agreed in the Merger Agreement not to take certain actions relating to its operations without the prior approval of Frontier pending consummation of the Merger. The Merger Agreement provides that, except with the written consent of Frontier, each of Interbancorp and Inter Bank, respectively, may not, among other things: (i) amend its articles of incorporation or bylaws; (ii) impose any lien on any share of stock held by it;
(iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a cash or stock dividend on Interbancorp Common Stock; provided, however, that if, as of the Effective Date, Interbancorp has Capital (less capital contributions received upon the exercise of Interbancorp Options after August 1, 2000) in excess of $5.3-million, Interbancorp may declare and pay a cash dividend on the Effective Date in an amount equal to such excess; (iv) incur any additional debt except in the ordinary course of business; (v) with certain specified exceptions, increase compensation, pay bonuses or enter into severance arrangements; (vi) amend any existing employment contract with any person or enter into any new employment contract; (vii) adopt any new employee benefit plan or make any material change to an existing employee benefit plan; (viii) enter into any new material service contract, purchase or sale agreement or lease agreement; (ix) make any capital expenditures exceeding $15,000 individually or $25,000 in the aggregate; (x) enter into, renew or terminate any material contract or agreement or make any changes in any material lease or contract; (xi) settle any claim for money damages, (xii) enter into any new activities or lines of business, cease any material activities or lines of business or conduct any material business activity not consistent with past practice; (xiii) extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Inter Bank shall not, without the prior consent of Frontier's Chief Executive Officer or Chief Credit Administrator make any new loan or renew any existing loan in excess of $500,000; and (xiv) enter into any transactions other than in the ordinary course of business. Moreover, Interbancorp is required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

CONDITIONS TO CONSUMMATION OF THE MERGER

      The obligations of Interbancorp and Frontier to consummate the Merger are subject to, among other things, the satisfaction of the following conditions:
(i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Interbancorp Common Stock; (ii) receipt of all applicable regulatory approvals and the expiration of all required waiting periods; (iii) no proceeding pending or threatened before any court or governmental agency which presents a substantial risk of restraint or prohibition of the Merger; (iv) receipt by Frontier and Interbancorp of the opinion of Keller Rohrback L.L.P., dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (v) the shares of Frontier Common Stock to be issued pursuant to the Merger Agreement being approved for listing on the National Market; and (vi) the Commission declaring the effectiveness of the Registration Statement for the shares of Frontier Common Stock to be issued in the merger.

      The obligations of Frontier are subject to the satisfaction of certain additional conditions, including: (i) the delivery by Interbancorp of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Interbancorp; (iii) Russell T. Anderson, Tana D. Weisenbach and Ronald O. Brown having entered into employment agreements with Frontier Bank and/or Frontier; (iv) the absence of any material adverse change in the financial position or results of operations of Interbancorp; (v) the number of Dissenting Shares not exceeding 20% of the outstanding shares of Interbancorp Common Stock; and (vi) Interbancorp's Capital shall not be less than $5.3-million (not including capital contributions upon exercise of outstanding Interbancorp Options after August 1, 2000) on the Effective Date.

      The obligations of Interbancorp are also subject to the satisfaction of certain additional conditions, including: (i) the delivery by Frontier of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Frontier; (iv) Russell T. Anderson, Tana D. Weisenbach and Ronald
O. Brown having entered into employment agreements with Frontier Bank and/or Frontier; (iv) the absence of any material adverse change in the financial position or results of operations of Frontier; (v) the receipt of an opinion from CFAI prior to the mailing of this proxy statement to the effect that the financial terms of the merger are fair to Interbancorp shareholders and (vi) the Frontier Average closing Price is equal to or greater than $14.50.

      Frontier and Interbancorp may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law.

CONSEQUENCES OF TERMINATION

      NO TERMINATION FEE. The Merger may be terminated prior to the Effective Date, either before or after receipt of the required shareholder approval, without any termination fee if the termination is due to (i) mutual consent;
(ii) failure of the Merger to be consummated by April 15, 2001, provided such delay is not due to failure of the party seeking to terminate to perform its obligations in a timely manner or a material breach by the party seeking to terminate; (iii) failure to secure the required regulatory approvals; or (iv) by Interbancorp, within five days after the end of the trading period used to determine the Frontier Average Closing Price, if the Frontier Average Closing Price is less than $14.50.

      FEE PAYABLE TO FRONTIER. Under certain circumstances, set forth in Article VII of the Merger Agreement attached hereto as Appendix A, if the Merger is not consummated, Interbancorp will be required to pay Frontier a termination fee of $350,000. These circumstances include, but are not limited to, the failure of Interbancorp to use its best efforts to consummate the transaction contemplated by the Merger Agreement, a material breach by Interbancorp of any representation, warranty, covenant or agreement which cannot be cured within thirty (30) days, failure of Interbancorp to receive the requisite shareholder vote, or the exercise of dissenters' rights by shareholders owning over 20% of the outstanding shares of Interbancorp Common Stock. In addition, if Interbancorp elects not to proceed with the transaction because it has failed to receive a fairness opinion and enters into an agreement to be acquired by another party within 12 months of the termination of this transaction, Interbancorp will pay a termination fee to Frontier of $500,000. Any termination fee payable shall be due and owing even though the event or condition which caused the fee to be payable is the result (in part or in whole) of the directors of Interbancorp complying with their fiduciary duties.

      FEE PAYABLE TO INTERBANCORP. Under certain circumstances, set forth in
Article VII of the Merger Agreement attached hereto as Exhibit A, if the Merger is not consummated, Frontier will be required to pay Interbancorp a termination fee of $350,000. These circumstances include, but are not limited to, the failure of Frontier to use its best efforts to consummate the transaction contemplated by the Merger Agreement or a material breach by Frontier of any representation, warranty, covenant or agreement which cannot be cured within thirty (30) days. Any termination fee payable shall be due and owing even though the event or condition which caused the fee to be payable is the result (in part or in whole) of the directors of Frontier complying with their fiduciary duties.

REGULATORY REQUIREMENTS

      The merger of Frontier and Interbancorp is subject to prior approval by the Federal Reserve and the Washington Department of Financial Institutions Division of Banks (the "DFI"). An application for approval of the merger of Frontier and Interbancorp was filed with the Federal Reserve on ________, 2000 and the DFI on ________, 2000. The merger of Frontier Bank and Inter Bank is subject to the receipt of certain prior approvals from the Federal Deposit Insurance Corporation ("FDIC") and the DFI. An application for such merger was filed with the FDIC and the DFI on ________, 2000.

      The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transaction.

      Frontier and Interbancorp are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the transactions contemplated by the Merger Agreement other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

      The Merger Agreement provides that if the Merger has not been consummated on or before April 15, 2001, the Merger Agreement may be terminated, subject to certain conditions, by Frontier or Interbancorp. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Interbancorp's shareholders, there can be no assurance that the Merger will be consummated by April 15, 2001. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

DISSENTERS' RIGHTS

      In accordance with Chapter 13 of the WBCA (Chapter 23B.13 of the Revised Code of Washington), Interbancorp's shareholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their Interbancorp Common Stock.

      If Interbancorp shareholders perfect dissenters' rights with respect to more than 20% of the outstanding shares of Interbancorp Common Stock, Frontier may elect not to consummate the Merger. Interbancorp shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. Interbancorp and Frontier will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Interbancorp shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix B.

      A shareholder who wishes to assert dissenters' rights must (a) deliver to Interbancorp before the vote is taken by Interbancorp shareholders written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Interbancorp at the following address within the requisite time period:

                               Interbancorp, Inc.
                             15305 Main Street N.E.
                                  P. O. Box 700
                                Duvall, WA 98019
                      Attn: Russell T. Anderson, President

      A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Interbancorp in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Interbancorp the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

      A shareholder who does not deliver to Interbancorp prior to the vote being taken by Interbancorp shareholders a written notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the Merger or abstain from voting.

      If the Merger is effected, Frontier as the surviving corporation shall, within ten days after the Effective Date of the Merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things:
(a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which Frontier must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

      A shareholder wishing to exercise dissenters' rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

      Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, Frontier shall pay each dissenter with properly perfected dissenters' rights Frontier's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own Interbancorp shares prior to the public announcement of the Merger, Frontier is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which Frontier can borrow money from other banks.

      A dissenter who is dissatisfied with Frontier's estimate of the fair value or believes that interest due is incorrectly calculated may notify Frontier of the dissenter's estimate of the fair value and amount of interest due. If Frontier does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then Frontier must within 60 days petition a court to determine the fair value.

      In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Interbancorp who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

AMENDMENT; WAIVER; TERMINATION

      Frontier may elect to modify the structure of the Merger; provided, however, that Frontier shall not have the right to make any revision to the structure of the Merger which changes the amount or kind of the consideration which the Interbancorp shareholders are entitled to receive, or adversely affects the intended tax-free treatment to Interbancorp shareholders as a result of receiving such consideration or terminate the Merger Agreement because of a delay caused by such a revision in structure. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefited by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of Frontier and Interbancorp. After approval of the Merger Agreement by the shareholders of Interbancorp, the Merger Agreement will not, without further approval of such shareholders, be amended in any manner that would decrease the consideration to be received by Interbancorp shareholders in exchange for their Interbancorp Common Stock or that would adversely affect the intended tax-free treatment to Interbancorp shareholders. For a discussion of this intended tax-free treatment see "THE MERGER--Certain Federal Income Tax Consequences."

      The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the Interbancorp shareholders, as follows: (i) by the mutual consent of Frontier and Interbancorp, if the Board of Directors of each so determines by vote of a majority of the members of its entire board; (ii) by either party if the Merger is not consummated on or before April 15, 2001; (iii) by either party if the other party has committed a material breach that has not been cured within 30 days after the giving of written notice of such breach; (iv) by Frontier if Interbancorp enters any agreement with a view toward being acquired or effecting a business combination with any other person; or (v) by either party in the event the requisite shareholder approval by Interbancorp shareholders is not obtained.

      In the event of the valid termination of the Merger Agreement by either Frontier or Interbancorp, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors, except for the potential of a termination fee as described in the next section.

TERMINATION FEE

      As a condition and inducement to Frontier's entering into the Merger Agreement and in consideration thereof, each party has agreed to pay to the other a termination fee under certain circumstances. Interbancorp has agreed to pay to Frontier a termination fee of $350,000 in the event that: (i) the Merger Agreement is terminated because Interbancorp and Inter Bank do not use their best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; or (ii) Interbancorp terminates the Merger Agreement for any reason other than the grounds for termination for Mutual Consent, Breach or Delay. Frontier has agreed to pay to Interbancorp a termination fee of $350,000 in the event that: (i) the Merger Agreement is terminated because Frontier does not use its best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; or (ii) Frontier terminates the Merger Agreement for any reason other than the grounds for termination for Mutual Consent, Breach or Delay.

RESALE OF FRONTIER COMMON STOCK

      The shares of Frontier Common Stock to be issued to shareholders of Interbancorp upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Interbancorp or Frontier as that term is defined in the rules under the Securities Act. Frontier Common Stock received by those shareholders of Interbancorp who are deemed to be "affiliates" of Interbancorp on the date of the Special Meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Interbancorp generally include individuals or entities that control, are controlled by or are under common control with, Interbancorp, and may include the executive officers and directors of Interbancorp and certain of their affiliates as well as certain principal shareholders of Interbancorp. In the Merger Agreement, Interbancorp has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Interbancorp to enter into an agreement with Frontier providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Frontier Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Prospectus/Proxy Statement does not cover any resales of Frontier Common Stock received by affiliates of Interbancorp.

ACCOUNTING TREATMENT

      The acquisition of Interbancorp will be accounted for under the "purchase" method of accounting, as this term is used under generally accepted accounting principles, commonly referred to as "GAAP." Interbancorp's assets and liabilities will be adjusted to their estimated fair value as of the closing date of the Merger and combined with the historical book values of the assets and liabilities of Frontier. The difference between the estimated fair value of the assets and liabilities and the purchase price will be recorded as an intangible asset and amortized against the combined company's earnings following completion of the Merger.

EXPENSES

      The Merger Agreement provides that Frontier and Interbancorp each will pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

                      BUSINESS OF THE PARTIES TO THE MERGER

FRONTIER

      Frontier is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Frontier is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiaries, Frontier Bank, which is engaged in a general banking business and businesses related to banking, and FFP, Inc., a nonbank corporation which leases property to Frontier Bank. Frontier Bank conducts business from its main office in Everett, Washington and its 34 branch offices located in Kitsap, Jefferson, Clallam, Pierce, Snohomish, King, Whatcom and Skagit Counties.

      Frontier Bank, incorporated in 1978, is a Washington state-chartered commercial bank that serves individuals and businesses throughout Washington. Frontier Bank provides a full range of consumer banking services including savings accounts, checking accounts, installment and commercial lending, safe deposit facilities, time deposits and other consumer and business related financial services. In addition to consumer oriented activities, Frontier Bank maintains a strong commercial lending program, servicing businesses headquartered throughout Kitsap, Snohomish, King, Whatcom, and Skagit Counties. Frontier Bank offers discount brokerage services and operates a Real Estate Division that provides a broad range of home, construction and commercial long-term financing. Frontier Bank's Trust Department offers a full array of trust services and its Private Banking Office gives personal service to select customers. Frontier Bank also has an Insurance and Investment Center that markets annuities, life insurance products, and mutual funds to Frontier Bank customers and the general public.

      Frontier Bank's 34 locations include four offices in Everett, two offices in Poulsbo and one office each in Arlington, Bainbridge Island, Bellingham, Bothell, Buckley, Burlington, Kent, Edmonds, Lake City (North Seattle), Lake Stevens, Lynnwood, Marysville, Meridian Place (Puyallup), Mill Creek, Monroe, Mount Vernon, Orting, Port Angeles, Port Hadlock, Port Townsend, Redmond, Sequim, Silverdale, Smokey Point, Snohomish, Stanwood, Sumner and Woodinville.

      Financial and other information relating to Frontier is set forth in Frontier's Annual Report on Form 10-K for the year ended December 31, 1999, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Frontier, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is set forth in or incorporated by reference in Frontier's Annual Report on Form 10-K for the year ended December 31, 1999 and Frontier's Proxy Statement dated April 20, 2000 for its Annual Meeting of Shareholders. Copies of this information may be obtained from Frontier as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

INTERBANCORP

      Inter Bank was incorporated as Valley Community Bank in September 1989 and opened for business in Duvall, Washington as a state-chartered/FDIC-insured bank in January 1990. In 1994, Inter Bank expanded into Kirkland, Washington, to participate in the growing eastside economy, to fill a community bank void in that market and to also help mitigate the slower than anticipated growth in the Snoqualmie Valley due in part to a two year building moratorium put in effect by the City of Duvall late in 1990. It was during that time that Inter Bank changed its charter name to Inter Bank and began operating its two offices under the names "Valley Community Bank" and "Kirkland Bank of Commerce." During 1999, Interbancorp Inc. was formed to become the holding company for Inter Bank. The holding company was activated on January 3, 2000, with the acquisition of Inter Bank.

      Inter Bank offers a full range of consumer and business banking services including deposit and lending services with emphasis toward small to medium businesses. Services include checking, savings and time deposit accounts; real estate, consumer and commercial loans; safe deposit boxes, wire transfers and electronic banking products. Inter Bank's main office and administrative offices are in Duvall, Washington.

      As of October 31, 2000, Interbancorp had total assets of approximately $73.2 million, outstanding net loans of approximately $55.3 million, total deposits of approximately $66.3 million, and stockholders' equity of approximately $5.7 million.

COMPETITION

      Inter Bank's primary market area consists of east King County, Washington, specifically, the cities of Duvall and Kirkland. Other financial institutions operate in these areas and Inter Bank faces strong competition, both in attracting deposits and originating loans. The only other bank competitor in Duvall is Bank of America. Inter Bank's primary community bank competitors in the Kirkland market are Redmond National Bank, InterWest Bank, Frontier Bank and Banner Bank. Other Regional and National banks include: Bank of America, Washington Mutual Bank, U.S. Bank, Keybank, Washington Federal S & L, and Wells Fargo Bank. These and many other competitors are larger and more substantially capitalized than Inter Bank. They have established positions and have greater resources than Inter Bank for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds.

      The primary factors affecting competition for deposits and loans are interest rates, terms and fees. Inter Bank relies on its close proximity to numerous local businesses, personal contacts, and referrals by its officers, directors, employees, shareholders and customers and its reputation in the community to compete effectively.

FACILITIES

      Inter Bank operates out of two offices and is currently developing a third branch. Following are Inter Bank's facilities at each location:

      Inter Bank's main office (Valley Community Bank) is located at 15305 Main Street NE, Duvall, Washington and consists of 4,600 square feet on the ground floor with 1,850 square feet of unfinished space on the second floor. The building was constructed in 1992 on a 30,000 square foot site with a two lane drive-up window. The facility is owned by Inter Bank.

      The Kirkland Bank of Commerce office is located at 132 Kirkland Avenue in a two-story masonry and wood building of approximately 4,640 square feet. This building was constructed in 1975 and completely renovated in 1995 when Inter Bank purchased the building. The first floor has 3,008 square feet with the second floor consisting of 1,632 square feet. Inter Bank's mortgage division is currently housed on the second floor. The site contains 10,652 square feet with nine parking spaces and a "grandfathered" two lane drive-up window.

      Effective July 1, 2000 Inter Bank leased an approximately 4,200 square foot facility at 12507 116th Avenue NE, Kirkland, Washington (Totem Lake). The facility is currently being renovated. It is anticipated the site will house a full service banking facility with one drive-up lane. The State of Washington Department of Financial Institutions Division of Banks and the Federal Deposit Insurance Corporation have approved Inter Bank's application to establish a branch at this site.

EMPLOYEES

      As of October 31, 2000, Inter Bank had 24 full-time employees and one part-time employee. Inter Bank provides a variety of benefits to its employees and believes employee relations are good.

LEGAL PROCEEDINGS

      There are no threatened or pending legal proceedings against Interbancorp or Inter Bank which, if determined adversely, would, in the opinion of Management, have a material adverse effect on the business or financial position of Interbancorp and its subsidiaries on a consolidated basis.

                           SUPERVISION AND REGULATION

INTRODUCTION

      The following generally refers to certain statutes and regulations affecting the banking industry. These references are only intended to provide brief summaries and therefore, are not complete and are qualified by the statutes and regulations referenced. In addition, due to the numerous statutes and regulations which apply to and regulate the operation of the banking industry, many are not referenced below.

THE HOLDING COMPANIES

General

      Frontier and Interbancorp are bank holding companies by virtue of their respective ownership of Frontier Bank and Inter Bank, and are registered as such with the Federal Reserve. As bank holding companies, Frontier and Interbancorp are subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), which governs and subjects each of them and their respective subsidiaries to supervision and examination by the Federal Reserve. Under the BHCA, Frontier and Interbancorp file with the Federal Reserve annual reports of their operations and such additional information as the Federal Reserve may require.

Bank Holding Company Structure

      In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activies. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking may expand opportunities for bank holding companies (see below under "Regulation of Banking Subsidiaries - Recent Federal Legislation - Interstate Banking and Branching").

      Federal Reserve Regulation. Bank holding companies must obtain the Federal Reserve's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, they would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; and (3) acquire substantially all of the assets of any additional banks. Until September 1995, the BHCA also prohibited bank holding companies from acquiring any such interest in any bank or bank holding company located in a state other than the state in which the bank holding company was located, unless the laws of both states expressly authorized the acquisition. Now, subject to certain state restrictions, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

      Control of Nonbanks. With certain exceptions, the BHCA also prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company other than a bank or a bank holding company unless the Federal Reserve finds the company's business to be incidental to the business of banking. When making this determination, the Federal Reserve in part considers whether allowing a bank holding company to engage in those activies would offer advantages to the public that would outweigh possible adverse effects.

      The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Econmic Growth Act") amended the BHCA to eliminate the requirement that a bank holding company seek Federal Reserve approval before engaging de novo in permissible nonbanking activities, if the holding company is well capitalized and meets certain other criteria specified in the same statute. A bank holding company meeting the specifications is now required only to notify the Federal Reserve within 10 business days after the activity has begun.

      Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person or group of persons acquiring "control" of a bank holding company to provide the FRB with at least 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve has 60 days to issue a notice disapproving the proposed acquisition, but the Federal Reserve may extend this time period for up to another 30 days. An acquisition may be completed before the disapproval period expires if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act") would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares of Frontier, or otherwise obtain control over Frontier.

Transactions with Affiliates

      Frontier and its subsidiaries, and likewise Interbancorp and Inter Bank, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Generally, Sections 23A and 23B of the Federal Reserve Act: (1) limit the extent to which the financial institution or its subsidiaires may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Regulations of Management

      Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive oficers, directors, principal shareholders, and their related insterests; and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

FIRREA

      The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalities for violating statutes and regulations.

Tie-In Arrangements

      Frontier, Interbancorp and their subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither Frontier, Interbancorp nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor. Effective April 1997, the Federal Reserve has adopted significant amendments to its anti-tying rules that: (1) remove Federal Reserve-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) create exemptions from the statutory restriction on bank tying arrangements to allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the tying restrictions for certain foreign transactions. These amendments are designed to enhance competition in banking and nonbanking products and allow banks and their affiliates to provide more efficient and lower-cost service to customers. However, the impact of the amendments on Frontier, Interbancorp and their subsidiaries is unclear at this time.

State Law Restrictions

      As corporations chartered under the laws of the State of Washington, Frontier and Interbancorp may be subject to certain limitations and restrictions as provided under applicable Washington corporate laws.

Securities Registration and Reporting

      The Frontier Common Stock is registered as a class with the SEC under the Securities Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by Frontier under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by Frontier are subject to the registration requirements of the Securities Act and applicable state securities laws unless exemptions are available.

THE BANKS

General

      Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The

FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

      Frontier Bank and Inter Bank are state-chartered commercial banks subject to extensive regulation and supervision by the Washington Department of Financial Institutions Division of Banks (the "DFI"). Frontier Bank and Inter Bank (the "Banks") are also subject to regulation and examination by the FDIC, which insures their respective deposits to the maximum extent permitted by law. The federal laws that apply to the Banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing the Banks generally have been promulgated to protect depositors and not to protect shareholders of such institutions or their holding companies.

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to adopt regulations or guidelines in a number of areas to ensure bank safety and soundness, including: internal controls; credit underwriting; asset growth; management compensation; ratios of classified assets to capital; and earnings. FDICIA also contains provisions which are intended to change independent auditing requirements; restrict the activities of state-chartered insured banks; amend various consumer banking laws; limit the ability of "undercapitalized banks" to borrow from the Federal Reserve's discount window; and require regulators to perform periodic on-site bank examinations and set standards for real estate lending.

Loans-To-One Borrower

      Each of the Banks is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 20% of unimpaired capital. Each of the Banks is in compliance with applicable loans-to-one borrower requirements.

FDIC Insurance

      Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system under which depository institutions contribute funds to the BIF and/or the SAIF, as applicable, based on their risk classification.

      In September of 1996, the Deposit Insurance Funds Act of 1996 ("Funds Act") was enacted. The Funds Act provided, among other things, for the recapitalization of the SAIF through a special assessment on all depository institutions that hold SAIF insured deposits. The one-time assessment was designed to place the SAIF at its 1.25 reserve ratio goal.

      The Funds Act, for the three-year period beginning in 1997, subjects BIF insured deposits to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (approximately 1.3 basis points) imposed on SAIF insured deposits (approximately 6.5 basis points). Beginning in the year 2000, BIF insured institutions will be required to pay the FICO obligations on a pro-rata basis with all thrift institutions; annual assessments are expected to equal approximately 2.4 basis points until 2017, to be phased out completely by 2019.

      Until further action by the FDIC, BIF premiums will be maintained at their current level. Accordingly, institutions in the lowest risk category will continue to pay no premiums, and other institutions will be assessed based on a range of rates, with those in the highest risk category paying 27 cents for every $100 of BIF insured deposits. Rates in the SAIF assessment schedule, previously ranging from 4 to 31 basis points, have been adjusted by 4 basis points to a range of 0 to 27 basis points.

      The Funds Act provides for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions exist on that date. It is expected that Congress will continue to address comprehensive legislation on the merger of the funds and elimination of the thrift charter. The merger of the BIF and the SAIF has not yet occurred.

      The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law. The insurance may be terminated permanently, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, will continue to be insured for a period of six months to two years, as determined by the FDIC.

Capital Requirements

      Capital Adequacy Requirements. The Federal Reserve and the FDIC (collectively, the "Agencies") have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Failure to achieve and maintain adequate capital levels may give rise to supervisory action through the issuance of a capital directive to ensure the maintenance of required capital levels.

      The current guidelines require all federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, up to 45% of pretax net unrealized holding gains of equity securities, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. Neither of the Banks have received any notice indicating that it will be subject to higher capital requirements.

      Under these guidelines, banks' assets are given risk-weights of 0%, 20%, 50% or 100%. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans (both carry a 50% rating). Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds (which have a 50% rating) and direct obligations of or obligations guaranteed by the United States Treasury or United States Government Agencies (which have a 0% rating).

      The Agencies have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to limit the maximum degree to which a bank may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points. Any institution operating at or near the 3% level is expected to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

      Prompt Corrective Action. Regulations adopted by the Agencies as required by FDICIA impose even more stringent capital requirements. The FDIC and other Agencies must take certain "prompt corrective action" when a bank fails to meet capital requirements. The regulations establish and define five capital levels:
(1) "well-capitalized," (2) "adequately capitalized," (3) "undercapitalized,"
(4) "significantly undercapitalized" and (5) "critically undercapitalized." To qualify as "well-capitalized," an institution must maintain at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a leverage ratio of no less than 5%. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of being "adequately capitalized" (which requires at least 8% total risk-based capital, 4% Tier 1 risk-based capital, and a leverage ratio of at least 4%). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of the date of this Prospectus/Proxy statement, neither Frontier, Interbancorp, nor their respective subsidiaries were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

LIQUIDITY REQUIREMENTS

Restrictions on Capital Distributions

      Dividends paid to Frontier by its subsidiaries are the material source of Frontier's cash flow. Likewise, dividends paid to Interbancorp by Inter Bank are the material source of Interbancorp's cash flow. Various federal and state statutory provisions limit the amount of dividends Frontier's and Interbancorp's banking subsidiaries are permitted to pay to Frontier and Interbancorp, respectively, without regulatory approval. Federal Reserve policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition.

      If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the Federal Reserve and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

      Under Washington law, the Banks may not declare or pay a cash dividend on their capital stock if it would cause its net worth to be reduced below (1) the amounts required for liquidation accounts or (2) the net worth requirements, if any, imposed by the Director of the DFI. Dividends on Frontier Bank's capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of Frontier Bank, without the approval of the DFI.

Federal Reserve System

      The Federal Reserve requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. Currently, reserves of

3% must be maintained against total transaction accounts of $49.8-million or less (after a $4.2-million exemption), and an initial reserve of 10% (subject to adjustment by the Federal Reserve to a level between 8% and 14%) must be maintained against that portion of total transaction accounts in excess of such amount. Both of the Banks are in compliance with applicable requirements.

      The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of Frontier and Interbancorp's banking subsidiaries.

Recent Federal Legislation

      Interstate Banking and Branching: The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") generally permits nationwide interstate banking and branching by relaxing federal law restrictions on interstate banking and providing general authorization for interstate branching. Subject to certain state laws, such as age and contingency laws, the Interstate Act allows adequately capitalized and adequately managed bank holding companies to purchase the assets of out-of-state banks). Additionally, since June 1, 1997, the Interstate Act permits interstate bank mergers, subject to these state laws, unless the home state of either merging bank has "opted-out" of these provisions by enacting "opt-out" legislation. The Interstate Act does allow states to impose certain conditions on interstate bank mergers within their borders; for example, states may require that the in-state merging bank exist for up to five years before the interstate merger. Under the Interstate Act, states may also "opt-in" to de novo branching, allowing out-of-state banks to establish de novo branches within the state.

      In 1996, Washington enacted "opting in" legislation authorizing interstate mergers pursuant to the Interstate Act. Accordingly, as of June 6, 1996, an out-of-state bank holding company may now acquire more than 5% of the voting shares of a Washington-based bank, regardless of reciprocity, provided such bank or its predecessor has been doing business for at least five years prior to the acquisition. Further, an out-of-state bank may engage in banking in Washington if the requirements of Washington's interstate banking statute are met, and the bank either (1) was lawfully engaged in banking in Washington on June 6, 1996,
(2) resulted from an interstate combination pursuant to Washington law, (3) resulted from a relocation of a head office of a state bank or a main office of a national bank pursuant to federal law, or (4) resulted from the establishment of a savings bank branch in compliance with applicable Washington law. Additionally, the Director of the Division may approve interstate combinations if the basis for such approval does not discriminate against out-of-state banks, out-of-state holding companies, or their subsidiaries.

      The Agencies recently adopted regulations, under which banks are prohibited from using their interstate branches primarily for deposit production. The Agencies have accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

      Regulatory Improvement. In 1994, Congress enacted the Community Development and Regulatory Improvement Act ("Regulatory Improvement Act"), with the intent of, among other things, reducing the regulatory burden on financial institutions. This Act is intended to streamline certain regulatory procedures and relax certain regulatory compliance requirements. In addition, the Regulatory Improvement Act specifically directs each federal banking agency to review and streamline its regulations and written supervisory policies.

      Financial Services Modernization. In 1999, the Financial Services Modernization Act was enacted which: (1) repealed historical restrictions on preventing banks from affiliating with securities firms, (2) broadens the activities that may be conducted by national banks and banking subsidiaries of holding companies, and (3) provides an enhanced framework for protecting the privacy of consumers' information. In addition, bank holding companies may be owned, controlled or acquired by any company engaged in financially related activities, as long as such company meets regulatory requirements. To the extent that this legislation permits banks to affiliate with financial services companies, the banking industry may experience further consolidation, although the impact of this legislation on Frontier and Interbancorp is unclear at this time.

Regulatory Enforcement Authority

      The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies.

                      VOTING SECURITIES OF INTERBANCORP AND
                            PRINCIPAL HOLDERS THEREOF

      The following table sets forth, as of the Record Date, information as to the shares of Interbancorp Common Stock beneficially owned by each person who, to the knowledge of Interbancorp, is the owner of more than 5% of the outstanding shares of Interbancorp Common Stock, by each director of Interbancorp, and by the executive officers and directors of Interbancorp as a group.

                                         Number of Common         Percentage of
                                       Shares Beneficially         Outstanding
                                             Owned(1)                Shares*
                                       -------------------        -------------
        Russell T. Anderson                 25,260(2)                    2.56%
        Samuel Castillo                     26,520(3)                    2.69%
        Francis W. Cox                      30,053(4)                    3.05%
        Kenneth H. Davidson                 21,964(5)                    2.23%
        Leroy M. Johnson                    16,774(6)                    1.70%
        James I. Mock                        7,116(7)                     .72%
        Herb F. Mueller                     59,489(8)                    6.04%
        James Roetcisoender                 47,423(9)                    4.82%
        Loran Thompson                      29,166(10)                   2.96%
        Fred Weisenburger                   43,109(11)                   4.38%

* Based on 850,904 shares outstanding, plus 133,977 stock options granted to Interbancorp's directors, officers and employees, for a total of 984,881 shares outstanding, assuming the exercises of all outstanding options.

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Interbancorp Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

(2) Includes 24,000 shares Mr. Anderson will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Employee Stock Option Plan.

(3) Includes 1,915 shares owned by Mr. Castillo's spouse, 11,536 shares owned jointly with his spouse and 6,000 shares Mr. Castillo will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Directors' Nonqualified Option Plan.

(4) Includes 7,625 shares owned by Mr. Cox's spouse, 10,820 shares owned jointly with his spouse and 4,200 shares Mr. Cox will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Directors' Nonqualified Option Plan.

(5) Includes 1,800 shares owned jointly by Mr. Davidson with his spouse, 11,010 shares owned by Mr. Davidson's law firm's pension plan, which Mr. Davidson has the right to vote, and 4,200 shares Mr. Davidson has the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Directors' Nonqualified Option Plan.

(6) Includes 2,723 shares owned by Mr. Johnson's spouse and 4,200 shares Mr. Johnson will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Directors' Nonqualified Option Plan.

(7)   Shares are held by Mr. Mock jointly with his spouse.

(8) Includes 31,152 shares Mr. Mueller has the fully-vested right to acquire pursuant to the Employee Stock Option Plan, and 8,749 shares held by the Mueller Living Trust which Mr. Mueller has the right to vote.

(9) Includes 31,885 shares held by Mr. Roetcisoender jointly with his spouse, and 4,200 shares Mr. Roetcisoender will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Directors' Nonqualified Stock Option Plan.

(10) Includes 1,366 shares owned by Mr. Thompson's spouse and 4,200 shares Mr. Thompson will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Directors' Nonqualified Stock Option Plan.

(11) Includes 1,661 shares owned by Mr. Weisenburger's spouse, and 4,200 shares Mr. Weisenburger will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Directors' Nonqualified Stock Option Plan.

                                          Number of Common         Percentage of
                                        Shares Beneficially         Outstanding
                                              Owned(1)                Shares*
                                        -------------------        -------------
Lawrence W. Whitfield                          30,146(2)                3.06%
Directors and Executive Officers
(as a Group) (3)                              356,300                  36.18%
Robert Funk (Principal Shareholder)            54,450                   5.53%
Total Directors, Executive Officers
and Principal Shareholders                    410,750                  41.71%

* Based on 850,904 shares outstanding, plus 133,977 stock options granted to Interbancorp's directors, officers and employees, for a total of 984,881 shares outstanding, assuming the exercises of all outstanding options.

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Interbancorp Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

(2) Includes 2,071 shares owned by Mr. Whitfield's spouse, 20,066 shares owned by Mr. Whitfield jointly with his spouse, and 6,000 shares Mr. Whitfield will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Directors' Nonqualified Stock Option Plan.

(3) Includes 19,280 shares two executive officers own or will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Employee Stock Option Plan.

                      DESCRIPTION OF FRONTIER CAPITAL STOCK

      Frontier is authorized to issue 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, no par value per share. Frontier Common Stock is listed for trading on the Nasdaq National Market under the symbol "FTBK." Each share of Frontier Common Stock has the same relative rights and is identical in all respects with every other share of Frontier Common Stock. The following summary is not a complete description of the applicable provisions of the Frontier Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "WHERE YOU CAN FIND MORE INFORMATION."

COMMON STOCK

      Voting Rights. The holders of Frontier Common Stock possess exclusive voting rights in Frontier. Each holder of Frontier Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Frontier Common Stock. Holders of shares of Frontier Common Stock are not entitled to cumulate votes for the election of directors.

      Dividends. The holders of Frontier Common Stock are entitled to such dividends as the Frontier Board may declare from time to time out of funds legally available therefor. Dividends from Frontier depend upon the receipt by Frontier of dividends from its subsidiaries because Frontier has no source of income other than dividends from its subsidiaries.

      Liquidation. In the event of liquidation, dissolution or winding up of Frontier, the holders of shares of Frontier Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of Frontier.

      Other Characteristics. Holders of Frontier Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of Frontier Common Stock which may be issued. Therefore, the Board of Directors of Frontier may authorize the issuance and sale of shares of common stock of Frontier without first offering them to existing shareholders of Frontier. Frontier Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of Frontier Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

PREFERRED STOCK

      Frontier's Articles of Incorporation authorize the Board of Directors of Frontier to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Frontier in any transaction not approved by the Board of Directors of Frontier. As of the Record Date, there are no outstanding shares of preferred stock of Frontier.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

      Frontier is incorporated under the laws of the State of Washington and, accordingly, the rights of Frontier's shareholders are governed by Frontier's Articles of Incorporation, Bylaws and the WBCA. Interbancorp is incorporated under the laws of the State of Washington and, accordingly, the rights of Interbancorp's shareholders are governed by Interbancorp's Articles of Incorporation, Bylaws and the WBCA.

      Upon consummation of the Merger, shareholders of Interbancorp will become shareholders of Frontier and, as such, their rights will be governed by Frontier's Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the rights of a Frontier shareholder under Frontier's Articles of Incorporation and Bylaws, and the rights of a Interbancorp shareholder under Interbancorp's Articles of Incorporation and Bylaws. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation. See "WHERE YOU CAN FIND MORE INFORMATION."

BOARD OF DIRECTORS

      Frontier. Frontier's Amended and Restated Articles of Incorporation provide that its Board of Directors shall consist of not less than 5 nor more than 25 directors, divided into three classes, with members of each class of directors being elected for a term of three years. The current number of directors is set at 14. Because a certain number, but not all, of the directors are elected on a rotating basis each year, a change in the composition of the Board of Directors, and a potential change in control of a corporation, becomes a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, there must be at least two annual elections for the shareholders to change a majority of the directors. Cumulative voting is not permitted in the election of directors.

      Interbancorp. Interbancorp's Articles of Incorporation provide that its Board of Directors shall consist of not less than 5 nor more than 15 directors divided into three classes. The current number of directors is set at 11. Cumulative voting is not permitted in the election of directors.

REMOVAL OF DIRECTORS

      Frontier. Frontier's Amended and Restated Articles of Incorporation provide that any director or the entire Board of Directors may be removed by the shareholders only for cause and only by a vote of the holders of at least two-thirds of the shares then entitled to vote at such meeting. The requirement that directors may be removed only for cause and only upon an two-thirds vote makes it difficult for a person or entity immediately to acquire control of the Frontier Board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

      Interbancorp. Interbancorp's bylaws provide that at any special meeting called for the purpose of removing or electing directors, the entire Board of Directors, or a class of the Board, where the Board is classified with respect to the power to elect directors, or any individual director may be removed from office without assigning any cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors or of such class of directors. In case the Board or such class of the board or any one or more directors is so removed, new directors may be elected at the same meeting. If the shareholders fail to elect persons to fill the unexpired term or terms of the director or directors removed, such unexpired terms shall be considered vacancies on the Board to be filled by the remaining directors.

VACANCIES ON THE BOARD OF DIRECTORS

      Frontier. The Amended and Restated Articles of Incorporation of Frontier provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

      Interbancorp. Interbancorp's Articles of Incorporation provide that vacancies in the Board of Directors, however caused, and newly created directorships shall be filled by a vote of two-thirds (2/3) of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING

      Frontier. The Bylaws of Frontier provide that special meetings of shareholders may be called by the President, the Board of Directors or at the request of shareholders holding 10% of all the outstanding shares of Frontier. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of Frontier by making it more difficult for a person or entity to obtain immediate control of Frontier between one annual meeting and the next.

      Interbancorp. The Bylaws of Interbancorp provide that special meetings of shareholders may be called by the President, the Board of Directors or shareholders holding one-third (1/3) of the shares entitled to vote at the meeting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

      Frontier. Pursuant to Frontier's Bylaws, Frontier will, to the fullest extent permitted by the WBCA, indemnify the directors and officers of Frontier for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Frontier. The Board of Directors of Frontier may approve indemnification of any other person which Frontier has the power to indemnify under the WBCA. Frontier's Articles of Incorporation provide that the directors of Frontier shall not be personally liable for monetary damages to Frontier for conduct as directors, except for liabilities that involve intentional misconduct by the director, a knowing violation of law by the director, conduct violating provisions of the WBCA relating to unlawful distributions by Frontier, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited Frontier.

        Interbancorp. Interbancorp's Articles of Incorporation provide that Interbancorp shall provide indemnification to any person made a party to any proceeding, including a proceeding by or in the right of Interbancorp, by reason of the fact that such person was or is a director, officer, trustee, employee or agent of Interbancorp, or any subsidiary, partnership, joint venture trust, employee benefit plan or other enterprise of or on the behalf of Interbancorp, against judgments, penalties, fines, settlements and reasonable expense, including atrtorney's fees, actually incurred by such person in connection with such proceeding, provided such person conducted himself or herself in good faith, and (a) in the case of conduct in his or her official capacity with Interbancorp, he or she reasonably believed his or her conduct to be in the best interest of Interbancorp, or (b) in all other cases, he or she reasonably believed his or her conduct to be at least not opposed to the best interests of Interbancorp; provided, however, that no indemnification shall be made in respect to any proceeding in which such person shall have been adjudged to be liable to Interbancorp. Interbancorp's Articles of Incorporation contain a provision eliminating directors' liability for monetary damages that is substantially the same as the provision in Frontier's Articles of Incorporation. In any event, indemnification allowed hereunder shall be to the extent as allowed by the provisions of Chapter 23B.08 of the Revised Code of Washington as now established or hereafter amended.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

      Frontier. Frontier's Amended and Restated Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Frontier Common Stock. Frontier's Bylaws may be amended by a majority vote of the Board of Directors or by the holders of a majority of the outstanding shares of Frontier.

      Interbancorp. Interbancorp's Articles of Incorporation are silent on the requirements for amending the Articles of Incorporation and are therefore governed by RCW 23B.10.020 and RCW 23B.10.030, which require an amendment to the Articles of Incorporation be approved by holders of two-thirds (2/3) of the outstanding shares of Interbancorp common stock. Interbancorp's Bylaws may be amended or replaced, or new Bylaws may be adopted, either (a) by an affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon at any duly organized annual or special meeting of shareholders, or (b) with respect to those matters which are not by statute reserved exclusively to the shareholders, by an affirmative vote of a two-thirds (2/3) of the Board of Directors in office at any regular or special meeting of directors.

POTENTIAL ANTI-TAKEOVER PROVISIONS

      Frontier. Frontier's Amended and Restated Articles of Incorporation contain provisions that may have the effect of discouraging persons from acquiring large blocks of Frontier Common Stock or delaying or preventing a change of control in Frontier. One provision is the classification of the Frontier Board into three classes with the term on only one class expiring each year. (see, "Classified Board of Directors.") Another provision in Frontier's Articles of Incorporation authorizes Frontier's Board to issue up to 10,000,000 shares of Frontier Preferred Stock in one or more series and to fix the powers and rights thereto, including dividend rights, conversion rights, redemption terms, liquidation rights and voting rights without any further vote of Frontier's shareholders. See, "DESCRIPTION OF FRONTIER CAPITAL STOCK--Preferred Stock."

      The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. Subject to certain exceptions, pursuant to the Fair Price Provision, a merger, share exchange, sale of assets other than in the regular course of business, or dissolution of a corporation involving an Interested Shareholder owning beneficially 20% or more of the corporation's voting securities must be approved by the holders of two-thirds of the corporation's outstanding voting securities, other than those shares held by an Interested Shareholder. This restriction does not apply if a majority of the Board of Directors, excluding Interest Directors, determine that the fair market value of the consideration received as a result of the transaction by shareholders who are not Interested Shareholders is not less than the highest consideration paid by the Interested Shareholder for the corporation's shares during the preceding two years or if the transaction is approved by a majority of directors who are not affiliated with the Interested Shareholder.

      The WBCA also prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially owns 10% or more of the voting securities of a target corporation (an "Acquiring Person") for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's Board of Directors prior to the date of the acquisition. The significant business transactions include, among others, a merger or consolidation with, disposition of assets to or with, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. Target corporations include domestic corporations with either their principal executive offices in Washington or a majority of their employees resident in Washington. Frontier currently meets these standards and is subject to these limitations.

      Interbancorp. Interbancorp's Articles of Incorporation contain provisions that may have the effect of discouraging persons from acquiring large blocks of Interbancorp Common Stock or delaying or preventing a change of control in Interbancorp. The affirmative vote of not less than seventy-five (75%) of the total shares which are entitled to be voted in an election of the directors is required for the approval of any business combination (i.e. merger, consolidation, sale of substantially all assets, etc.). However, the requirement of at least a (75%) vote is not required if either: (a) the business combination is approved by a vote of at least 75% of the Board of Directors; or (b) both of the following conditions occur: (i) the consideration received per share in the business combination by holders of the common stock of the corporation is not less than the highest price per share paid by such offeror in acquiring any of its holdings of the corporation's common stock; and (ii) a proxy statement responsive to the requirements of the Securities Exchange Act of 1934 is mailed to the stockholders of the corporation for the purpose of soliciting stockholder acceptance of such business combination.

                                 LEGAL OPINIONS

      The validity of the Frontier Common Stock to be issued in the Merger is being passed upon for Frontier by Keller Rohrback L.L.P., Seattle, Washington. Keller Rohrback L.L.P. will deliver an opinion concerning certain federal income tax consequences of the Merger.

                                     EXPERTS

      The consolidated financial statements incorporated in this Prospectus/Proxy Statement by reference from Frontier's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Moss Adams, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  OTHER MATTERS

      The Interbancorp Board is not aware of any business to come before the Interbancorp Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Interbancorp Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                       WHERE YOU CAN FIND MORE INFORMATION

      Frontier files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy such reports, statements and information at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed by Frontier are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by Frontier are also available on the Internet at the Commission's World Wide Web site at "http://www.sec.gov."

      Frontier has filed a Registration Statement on Form S-4 to register with the SEC the shares of Frontier to be issued to Interbancorp shareholders. This Prospectus/Proxy Statement is part of the Registration Statement and constitutes a prospectus of Frontier and a proxy statement for Interbancorp for the Special Meeting. As allowed by the SEC, this Prospectus/Proxy Statement does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

      The SEC allows Frontier to "incorporate by reference" information into this Prospectus/Proxy Statement, which means that Frontier can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Prospectus/Proxy Statement, except for any information superseded by information contained directly in the Prospectus/Proxy Statement. This Prospectus incorporates by reference the following documents that Frontier has filed with the SEC:

      1. Frontier's Annual Report on Form 10-K for the year ended December 31, 1999;

      2. Frontier's Proxy Statement, dated March 24, 2000 for its Annual Meeting of Shareholders held on April 20, 2000 that has been incorporated by reference in the 1999 Frontier Form 10-K;

      3. Frontier's Quarterly Report on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

      4. Frontier's Current Reports on Form 8-K filed on March 17, 2000; July 27, 2000, September 13, 2000 and October 27, 2000.

      Frontier incorporates by reference additional documents that it may file with the SEC between the date of this Prospectus/Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED WITH THESE DOCUMENTS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST TO: CAROL FOX, ADMINISTRATIVE SECRETARY, FRONTIER FINANCIAL CORPORATION, 332 SW EVERETT MALL WAY, EVERETT, WASHINGTON 98204 (TELEPHONE NUMBER (425) 514-0700). TO OBTAIN TIMELY DELIVERY, SHAREHOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. THE DATE BY WHICH SHAREHOLDERS MUST REQUEST THIS INFORMATION IS ___________, 2000.

      Frontier has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to Frontier and Frontier Bank. Interbancorp has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to Interbancorp and Inter Bank.

                              GLOSSARY OF KEY TERMS

Code.........................................     Internal Revenue Code of 1986, as amended,
                                                  and the regulations promulgated thereunder.

Commission...................................     The Securities and Exchange Commission.

DFI..........................................     Department of Financial Institutions of the
                                                  State of Washington.

Effective Date...............................     The time the closing of the Merger will be
                                                  effective pursuant to the Merger Agreement.

Exchange Ratio...............................     The number of shares of Frontier Common Stock
                                                  that the shareholders of Interbancorp, other
                                                  than the Dissenting Shareholders, will
                                                  receive for each share of Interbancorp Common
                                                  Stock upon consummation of the Merger.
FDIC.........................................     Federal Deposit Insurance Corporation.

Federal Reserve..............................     The Board of Governors of the Federal Reserve
                                                  System.

Frontier Board...............................     Board of Directors of Frontier.

Frontier Common Stock........................     Frontier's common stock, no par value.

Frontier.....................................     Frontier Financial Corporation, a Washington
                                                  Bank Holding Company.

Interested Shareholder.......................     Shareholders with conflicting interests who
                                                  may not be counted in certain shareholder
                                                  votes as described in the WBCA 8.730(2).

Merger Agreement.............................     The Agreement and Plan of Mergers, dated as
                                                  of October 23, 2000, between Frontier,
                                                  Interbancorp, Frontier Bank, and Inter Bank.

Merger.......................................     The merger of Interbancorp with and into
                                                  Frontier and the subsequent merger of Inter
                                                  Bank with and into Frontier Bank in
                                                  accordance with the Merger Agreement.
Nasdaq.......................................     The Nasdaq national market.

Prospectus/Proxy Statement...................     The statement which is to be mailed to
                                                  Interbancorp and Inter Bank's shareholders,
                                                  together with any amendments and supplements.

RCW..........................................     Revised Code of Washington.

Record Date..................................     ____________, 2000.

SEC..........................................     The Securities and Exchange Commission.

Securities Act...............................     The Securities Act of 1933, as amended.

Special Meeting..............................     The special meetings of shareholders of
                                                  Interbancorp to be held at the time and at
                                                  the place specified in the Notice of
                                                  Special Meeting of Shareholders attached
                                                  to the Prospectus/Proxy Statement.

Interbancorp.................................     Interbancorp, a Washington Bank Holding
                                                  Company.

Interbancorp Board...........................     Board of Directors of Interbancorp.

Interbancorp Common Stock....................     Interbancorp's common stock, par value of
                                                  $1.00 per share.

WBCA.........................................     The Washington Business Corporations Act.

                                                                      APPENDIX A





                 ==============================================



                          AGREEMENT AND PLAN OF MERGERS

                                     BETWEEN

                         FRONTIER FINANCIAL CORPORATION

                                       AND

                                  FRONTIER BANK

                                       AND

                               INTERBANCORP, INC.

                                       AND

                                   INTER BANK

                 ==============================================





                          DATED AS OF OCTOBER 23, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RECITALS....................................................................   1


DEFINITIONS.................................................................   2


I.      MERGERS.............................................................   7

        1.1    THE CORPORATE MERGER.........................................   7
        1.2    THE BANK MERGER..............................................   8
        1.3    DISSENTING SHARES............................................   9
        1.4    EFFECTIVE DATE...............................................   9

II.     CONSIDERATION.......................................................   9

        2.1    EXCHANGE CONSIDERATION.......................................   9
        2.2    FRACTIONAL SHARES............................................   9
        2.3    SHAREHOLDER RIGHTS; STOCK TRANSFERS..........................  10
        2.4    EXCHANGE PROCEDURES..........................................  10
        2.5    EXCHANGE RATIO/FRONTIER AVERAGE CLOSING PRICE ADJUSTMENTS....  10
        2.6    EXCEPTION SHARES.............................................  10
        2.7    RESERVATION OF RIGHT TO REVISE TRANSACTION...................  10
        2.8    OPTIONS......................................................  11

III.    ACTIONS PENDING CONSUMMATION........................................  11

        3.1    CAPITAL STOCK................................................  11
        3.2    DIVIDENDS, ETC...............................................  11
        3.3    INDEBTEDNESS; LIABILITIES; ETC...............................  12
        3.4    LINE OF BUSINESS; OPERATING PROCEDURES; ETC..................  12
        3.5    LIENS AND ENCUMBRANCES.......................................  12
        3.6    COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.....................  12
        3.7    BENEFIT PLANS................................................  12
        3.8    CONTINUANCE OF BUSINESS......................................  12
        3.9    AMENDMENTS...................................................  12
        3.10   CLAIMS.......................................................  12
        3.11   CONTRACTS....................................................  12
        3.12   LOANS........................................................  13

IV.     REPRESENTATIONS AND WARRANTIES......................................  13

        4.1    INTERBANCORP AND INTER BANK REPRESENTATIONS AND WARRANTIES...  13
        4.2    FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES....  22

V.      COVENANTS...........................................................  25

        5.1    BEST EFFORTS.................................................  25
        5.2    THE PROXY....................................................  25
        5.3    REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS.......  25
        5.4    REGISTRATION STATEMENT EFFECTIVENESS.........................  26
        5.5    PRESS RELEASES...............................................  26
        5.6    ACCESS; INFORMATION..........................................  26

                                                                            Page
                                                                            ----
        5.7    STANDSTILL...................................................  26
        5.8    REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS
               PREPARATION..................................................  27
        5.9    BLUE-SKY FILINGS.............................................  27
        5.10   AFFILIATE AGREEMENTS.........................................  27
        5.11   CERTAIN POLICIES OF INTERBANCORP AND INTER BANK..............  27
        5.12   STATE TAKEOVER LAW...........................................  27
        5.13   NO RIGHTS TRIGGERED..........................................  28
        5.14   SHARES LISTED................................................  28
        5.15   REGULATORY APPLICATIONS......................................  28
        5.16   REGULATORY DIVESTITURES......................................  28
        5.17   CURRENT INFORMATION..........................................  28
        5.18   INSURANCE....................................................  28
        5.19   POST-MERGER ACTIONS..........................................  29

VI.     CONDITIONS TO CONSUMMATION OF THE MERGERS...........................  29

        6.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS.......................  29
        6.2    CONDITIONS TO OBLIGATIONS OF FRONTIER........................  30
        6.3    CONDITIONS TO OBLIGATIONS OF INTERBANCORP AND INTER BANK.....  32
        6.4    CONSEQUENCES OF FAILING TO CLOSE.............................  33

VII.    TERMINATION.........................................................  33

        7.1    CONSEQUENCES OF TERMINATION..................................  33
        7.2    TERMINATION WITHOUT FEE......................................  33
        7.3    TERMINATION FEE..............................................  34

VIII.   OTHER MATTERS.......................................................  35

        8.1    SURVIVAL.....................................................  35
        8.2    WAIVER; AMENDMENT............................................  35
        8.3    COUNTERPARTS.................................................  35
        8.4    GOVERNING LAW................................................  35
        8.5    EXPENSES.....................................................  36
        8.6    CONFIDENTIALITY..............................................  36
        8.7    NOTICES......................................................  36
        8.8    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES...........  36
        8.9    ENFORCEMENT PROCEEDINGS......................................  36
        8.10   BENEFIT PLANS................................................  36
        8.11   HEADINGS.....................................................  37

LIST OF EXHIBITS
LIST OF SCHEDULES

                         AGREEMENT AND PLAN OF MERGERS

      AGREEMENT AND PLAN OF MERGERS, dated as of the 23rd of October, 2000 (this "Plan"), is by and among INTERBANCORP, INC. ("Interbancorp"), INTER BANK, FRONTIER FINANCIAL CORPORATION ("Frontier") and FRONTIER BANK.

                                    RECITALS

      (A) INTERBANCORP. Interbancorp is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Duvall, Washington. Interbancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, Interbancorp has 10,000,000 authorized shares of common stock, $1.00 par value ("Interbancorp Common Stock"), of which 844,041 shares of Interbancorp Common Stock are issued and outstanding, no other class of capital stock being authorized. As of September 30, 2000, Interbancorp had capital of $5,564,787, divided into common stock of $844,041, surplus of $2,377,043, and retained earnings of $2,343,343. As of the date of this Plan, Interbancorp has 112,715 shares of Interbancorp Common Stock reserved for issuance under an Employee Stock Option Plan pursuant to which options covering 101,840 shares of Interbancorp Common Stock are outstanding. As of the date of this Plan, Interbancorp has 66,600 shares of Interbancorp Common Stock reserved for issuance under a Director Stock Option pursuant to which options covering 39,000 shares of Interbancorp Common Stock are outstanding.

      (B) INTER BANK. Inter Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. Inter Bank conducts business under the trade names of Valley Community Bank and Kirkland Bank of Commerce. As of the date of this Plan, Inter Bank has 10,000,000 authorized shares of common stock, $1.00 par value per share ("Inter Bank Common Stock") (no other class of capital stock being authorized), of which 832,603 shares of Inter Bank Common Stock are issued and outstanding. All of the issued and outstanding shares of Inter Bank Common Stock are owned by Interbancorp, the sole shareholder of Inter Bank.

      (C) FRONTIER. Frontier is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Everett, Washington. Frontier is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of September 30, 2000, Frontier had capital of $185.6-million, divided into common stock of $93.6-million, comprehensive income/surplus of $4.2-million, and retained earnings of $87.8-million. As of the date of this Plan, Frontier has 100,000,000 authorized shares of common stock, no par value per share ("Frontier Common Stock"), of which 19,725,457 shares of Frontier Common Stock are issued and outstanding, and has 10,000,000 authorized shares of preferred stock, no par value per share ("Frontier Preferred Stock"), of which no shares are issued and outstanding.

      (D) FRONTIER BANK. Frontier Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the date of this Plan, Frontier Bank has 83,029 authorized shares of common stock, $37.50 par value per share ("Frontier Bank Common Stock") (no other class of capital stock being authorized), of which 72,600 shares are issued and outstanding and owned by Frontier, the sole shareholder of Frontier Bank.

      (E) VOTING AGREEMENT. As a condition and an inducement to Frontier's and Frontier Bank's willingness to enter into this Plan, the directors and officers of Inter Bank and Interbancorp have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Interbancorp Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below) and to refrain from competing with Frontier and Frontier Bank.

      (F) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in
Schedule 4. l(C), or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan, there are no shares of capital stock of Interbancorp or Inter Bank authorized and reserved for issuance; neither Interbancorp nor Inter Bank has any Rights (as defined below) issued or outstanding; and neither Interbancorp nor Inter Bank has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Interbancorp Common Stock.

      (G) APPROVALS. At meetings of the respective Boards of Directors of Interbancorp, Inter Bank, Frontier and Frontier Bank, each such Board has approved and authorized the execution of this Plan in counterparts.

      In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                   DEFINITIONS

      (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

      "Appraisal Laws" has the meaning assigned to such term in Section 1.2(D).

      "Asset Classification" has the meaning assigned to such term in Section 4.1(T).

      "Bank Financial Reports" has the meaning assigned to such term in Section 4.1(H).

      "Bank Merger" has the meaning assigned to such term in Section 1.2.

      "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

      "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP. Unrealized gains or losses in investment securities will be included when determining Capital.

      "Code" has the meaning assigned to such term in Section 4.1(Q)(2).

      "Compensation and Benefit Plans" has the meaning assigned to such term in
Section 4.1(Q)(1).

      "Continuing Corporation" has the meaning assigned to such term in Section 1.1(A).

      "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

      "Corporate Merger" has the meaning assigned to such term in Section 1.1.

      "Daily Sales Price" for any Trading Day shall be equal to the average (rounded to three decimals) of the daily closing price per share of Frontier Common Stock on the NASDAQ Stock Market reporting system, as reported on the website of www.nasdaq.com.

      "Department" means the Department of Financial Institutions of the State of Washington.

      "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the Frontier Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

      "Dissenting Shares" means the shares of Interbancorp Common Stock held by those shareholders of Interbancorp who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

      "Effective Date" has the meaning assigned to such term in Section 1.4.

      "Eligible Interbancorp Common Stock" means shares of Interbancorp Common Stock other than Exception Shares and Dissenting Shares.

      "Employment Agreement(s)" shall mean Exhibit C.

      "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

      "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

      "ERISA Affiliate" has the meaning assigned to such term in Section 4.1(Q)(3).

      "ERISA Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

      "Exception Shares" means shares held by any of Interbancorp's Subsidiaries or by Frontier or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

      "Exchange Ratio" has the meaning assigned to such term in Section 2.1(B).

      "FDIC" means the Federal Deposit Insurance Corporation.

      "Financial Reports" has the meaning assigned to such term in Section
4.1(H).

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

      "Frontier" means Frontier Financial Corporation, a Washington corporation and registered bank holding company.

      "Frontier Average Closing Price" means the price equal to the average (rounded to three decimals) of each Daily Sales Price of Frontier Common Stock for the Trading Days beginning on the twentieth Trading Day immediately preceding the Effective Date through and including the tenth Trading Day immediately preceding the Effective Date.

      "Frontier Bank Common Stock" has the meaning assigned to such term in paragraph (D) of the Recitals.

      "Frontier Common Stock" has the meaning assigned to such term in paragraph
(C) of the Recitals.

      "Frontier Financial Reports" has the meaning assigned to such term in
Section 4.2(G).

      "Frontier Transaction" means: (1) a merger, consolidation or similar transaction involving Frontier, where Frontier is not the corporation surviving such transaction or where a change of control of Frontier is otherwise effected,
(2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Frontier or any of its significant subsidiaries representing in either case 25 percent or more of the consolidated assets or deposits of Frontier and its Subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25 percent or more of the voting power of Frontier or any of its significant subsidiaries other than the issuance of Frontier Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Frontier.

      "GAAP" means generally accepted accounting principles consistently applied.

      "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl. "Holding Company Financial Reports" has the meaning assigned to such term in Section 4.1(H).

      "Inter Bank Common Stock" has the meaning assigned to such term in paragraph (B) of the Recitals.

      "Interbancorp" means Interbancorp, Inc., a Washington corporation and registered bank holding company.

      "Interbancorp Common Stock" has the meaning assigned to such term in paragraph (A) of the Recitals.

      "Interbancorp Option" has the meaning assigned to such term in Section
2.8.

      "Loan/Fiduciary Property" means any property owned or controlled by Interbancorp or any of its Subsidiaries or in which Interbancorp or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Interbancorp or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

      "Material Adverse Effect" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

      "Meeting" has the meaning assigned to such term in Section 5.2.

      "Mergers" means the merger of Interbancorp with and into Frontier, and Inter Bank with and into Frontier Bank.

      "Multiemployer Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

      "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

      "Participation Facility" means any facility in which Interbancorp or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

      "Party" means a party to this Plan.

      "Pension Plan" has the meaning assigned to such term in Section 4.1(Q)(2).

      "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

      "Plan" means this Agreement and Plan of Mergers, together with all Exhibits and Schedules annexed to, and incorporated by specific reference, as a part of this Plan.

      "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan.

      "Proxy Statement" has the meaning assigned to such term in Section 5.2.

      "Registration Statement" has the meaning assigned to such term in Section 5.2.

      "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

      "RCW" means the Revised Code of Washington, as amended.

      "Rights" has the meaning assigned to such term in paragraph (F) of the Recitals to this Plan.

      "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

      "SEC" means the Securities and Exchange Commission.

      "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by such entity.

      "Tax Returns" has the meaning assigned to such term in Section 4.1(AA).

      "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

      "Termination Date" has the meaning assigned to such term in Section 1.4.

      "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) Interbancorp or any Subsidiary of Interbancorp, and (2) Frontier or any Subsidiary of Frontier.

      "Trading Day" means a day that Frontier Common Stock is exchanged on NASDAQ.

      (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                               ARTICLE I. MERGERS

      1.1 THE CORPORATE MERGER. Subject to the provisions of this Plan, on the Effective Date:

          (A) CONTINUING CORPORATION. Interbancorp shall be merged with and into Frontier pursuant to the terms and conditions set forth herein. Upon consummation of the Corporate Merger, the separate existence of Interbancorp shall cease and Frontier shall continue as the Continuing Corporation.

          (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of Frontier, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of Frontier in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          (C) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Corporate Merger.

          (D) EFFECTS OF THE CORPORATE MERGER. The separate existence of Interbancorp shall cease, and Interbancorp shall be merged with and into Frontier which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Frontier and Interbancorp.

          (E) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Frontier and Interbancorp in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Frontier as the Continuing Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

          (F) ASSUMPTION OF LIABILITIES. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Frontier as well as those of Interbancorp, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Frontier or Interbancorp.

      1.2 THE BANK MERGER. As soon as practicable following the Effective Date:

          (A) CONTINUING BANK. Inter Bank shall be merged with and into Frontier Bank pursuant to the terms and conditions set forth herein. Upon consummation of the Bank Merger, the separate existence of Inter Bank shall cease and Frontier Bank shall continue as the Continuing Bank.

          (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Bank shall be those of Frontier Bank, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of Frontier Bank in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          (C) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

          (D) EFFECTS OF THE BANK MERGER. The separate existence of Inter Bank shall cease, and Inter Bank shall be merged with and into Frontier Bank which, as the Continuing Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged banks, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Frontier Bank and Inter Bank.

          (E) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Frontier Bank and Inter Bank in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Frontier Bank as the Continuing Bank by virtue of the Bank Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

          (F) ASSUMPTION OF LIABILITIES. The Continuing Bank shall become and be liable for all debts, liabilities, obligations and contracts of Frontier Bank as well as those of Inter Bank, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Frontier Bank or Inter Bank.

      1.3 DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Corporate Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive Frontier Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Frontier Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Interbancorp Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Frontier (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

      1.4 EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, ARTICLE VI. If the Corporate Merger is not consummated in accordance with this Plan on or prior to April 15, 2001 (the "Termination Date"), Interbancorp or Frontier may terminate this Plan in accordance with ARTICLE VII. On the Effective Date, Articles of Merger will be filed by the Secretary of State of the State of Washington in accordance with applicable law.

                            ARTICLE II. CONSIDERATION

      2.1 EXCHANGE CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

          (A) OUTSTANDING FRONTIER COMMON STOCK. The shares of Frontier Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of Frontier Common Stock.

          (B) OUTSTANDING INTERBANCORP COMMON STOCK. Each share of Eligible Interbancorp Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be converted into the right to receive three-quarters (0.75) of a share of Frontier Common Stock (the "Exchange Ratio").

      2.2 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of Frontier Common Stock and no certificates, scrip or other evidence of ownership of fractional shares will be issued in the Merger. Frontier shall pay to each holder of Interbancorp Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Frontier Average Closing Price.

      2.3 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Interbancorp Common Stock shall cease to be, and shall have no rights as, shareholders of Interbancorp, other than to receive the consideration provided under this ARTICLE II. After the Effective Date, there shall be no transfers on the stock transfer books of Interbancorp or the Continuing Corporation of the shares of Interbancorp Common Stock that were issued and outstanding immediately prior to the Effective Date.

      2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, Frontier shall send or cause to be sent to each former shareholder of Interbancorp of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Interbancorp Common Stock for the consideration set forth in this ARTICLE II. The certificates representing the shares of Frontier Common Stock into which shares of such shareholder's Interbancorp Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of Frontier Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to Frontier of the certificates representing all of such shares of Interbancorp Common Stock (or indemnity satisfactory to Frontier, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Interbancorp for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Frontier Common Stock until Frontier has received a written agreement from such person as specified in
Section 5.10.

      2.5 EXCHANGE RATIO/FRONTIER AVERAGE CLOSING PRICE ADJUSTMENTS. In the event Frontier changes the number of shares of Frontier Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Frontier Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio and the Frontier Average Closing Price shall be adjusted proportionately.

      2.6 EXCEPTION SHARES. Each of the Exception Shares of Interbancorp Common Stock shall be canceled and retired upon consummation of the Corporate Merger, and no consideration shall be issued in exchange therefor.

      2.7 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, Frontier may at any time change the method of effecting its acquisition of Interbancorp and Inter Bank; provided, however, that (A) no such change shall alter or change the amount or kind of consideration to be issued to holders of Interbancorp Common Stock as provided for in this Plan, (B) no such change shall adversely affect the tax treatment to Interbancorp shareholders as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which Frontier terminates this Plan pursuant to Section 7.2(B). If Frontier elects to change the method of acquisition, Interbancorp and Inter Bank will cooperate with and assist Frontier and Frontier Bank with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for Frontier, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

      2.8 OPTIONS. On the Effective Date, by virtue of the Corporate Merger, and without any action on the part of any holder of an option, each employee and each director option granted by Interbancorp to purchase shares of Interbancorp Common Stock ("Interbancorp Option") that is then outstanding and unexercised shall immediately and automatically be fully vested and converted into and become an option to purchase Frontier Common Stock ("Frontier Option") on the same terms and conditions as are in effect with respect to Interbancorp Option immediately prior to the Effective Date, except that (A) each such Frontier Option may be exercised solely for shares of Frontier Common Stock, (B) the number of shares of Frontier Common Stock subject to such Frontier Option shall be equal to the number of shares of Interbancorp Common Stock subject to such Interbancorp Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such Frontier Option shall be adjusted by dividing the per share exercise price of Interbancorp Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Interbancorp Common Stock that are issuable upon exercise of Interbancorp Options as of the date of this Plan are Previously Disclosed in Schedule 2.8. Following the Effective Date, Frontier shall promptly prepare and file with the SEC a Registration Statement on Form S-8 covering shares of Frontier Common Stock to be issued upon the exercise of stock options assumed by Frontier pursuant to this Section 2.8.

                   ARTICLE III. ACTIONS PENDING CONSUMMATION

      Unless otherwise agreed to in writing by Frontier, Interbancorp and Inter Bank shall each conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by Frontier Bank, and neither Interbancorp nor Inter Bank, without the prior written consent of Frontier, will (or cause or allow any of it Subsidiaries to):

      3.1 CAPITAL STOCK. Except for the exercise of outstanding Interbancorp Options, or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Interbancorp, Inter Bank or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Interbancorp Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

      3.2 DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, split, subdivide, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

      If, as of the Effective Date, Interbancorp has Capital (less capital contributions received upon the exercise of Interbancorp Options after August 1,
2000) in excess of $5.3-million, Interbancorp may declare and pay a cash dividend on the Effective Date in an amount equal to such excess. The foregoing notwithstanding, Interbancorp shall not pay any cash dividend that would violate applicable state or federal laws.

      3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

      3.4 LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $15,000 individually or $25,000 in the aggregate.

      3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

      3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Interbancorp Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

      3.7 BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

      3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to Interbancorp and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to Interbancorp and its Subsidiaries taken as a whole (except foreclosures or acquisitions by Inter Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

      3.9 AMENDMENTS. Amend its articles of incorporation or bylaws.

      3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of Interbancorp or any of its Subsidiaries.

      3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease (excluding agreements and loans permitted under Section 3.12), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

      3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Inter Bank shall not, without the prior notice and consultation with Frontier's Chief Executive Officer or Chief Credit Administrator make any new loan or renew any existing loan in a principal amount in excess of $500,000.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES


      4.1 INTERBANCORP AND INTER BANK REPRESENTATIONS AND WARRANTIES. Interbancorp and Inter Bank each hereby represent and warrant to Frontier and Frontier Bank as follows:

          (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to Interbancorp and its Subsidiaries are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of Interbancorp and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Interbancorp and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Inter Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

          (C) SHARES. The outstanding shares of Interbancorp and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C) and paragraph (A) of the Recitals, there are no shares of capital stock or other equity securities of Interbancorp or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) INTERBANCORP SUBSIDIARIES. Interbancorp has Previously Disclosed in Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to Interbancorp or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Interbancorp or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Interbancorp or one of its Subsidiaries are fully paid and non-assessable and are owned by Interbancorp or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), Interbancorp does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by Interbancorp, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

          (E) CORPORATE POWER. Each of Interbancorp and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

          (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of Interbancorp and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of Interbancorp and such Subsidiaries, enforceable against Interbancorp and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in
Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by Interbancorp and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Interbancorp or of any of its Subsidiaries or to which Interbancorp or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

          (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.1(H), (1) as to Interbancorp, its consolidated balance sheet as of December 31, 1999 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 1999 (collectively, the "Holding Company Financial Reports"), and (2) as to each of Interbancorp's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1999, and all other financial reports filed or to be filed subsequent to December 31, 1999, in the form filed with the FDIC and the Department (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously
Disclosed on Schedule 4.1(I), neither Interbancorp nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1999. Except as Previously Disclosed on Schedule 4.1(I), since December 31, 1999, neither Interbancorp nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

          (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1999, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

          (K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, and as noted in title insurance policies held by Interbancorp or Inter Bank, Interbancorp and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by Interbancorp or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Interbancorp or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

          (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.l(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Interbancorp or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither Interbancorp nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Interbancorp nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in
Schedule 4.1(M), each of Interbancorp and its Subsidiaries:

              (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

              (2) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Interbancorp or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Interbancorp or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Interbancorp or its Subsidiaries, or (c) requiring any of Interbancorp or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

              (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

              (4) Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

          (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.1(N) (and with a true and correct copy of the document or other item in question attached to such schedule), none of Interbancorp or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto (excluding extensions of credit made in the ordinary course of business). Neither Interbancorp nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Interbancorp or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in
Schedule 4.1(N), neither Interbancorp nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of Interbancorp or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, Interbancorp or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

          (O) REPORTS. Since January 1, 1997, each of Interbancorp and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Interbancorp and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (P) BROKERS AND FINDERS. Except as set forth in the agreement with Columbia Financial Advisors, Inc. dated April 3, 2000, which has not been amended since such date, neither Interbancorp, Inter Bank, any Interbancorp Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of Interbancorp and Inter Bank, has acted directly or indirectly for Interbancorp, Inter Bank or any Interbancorp Subsidiary, in connection with this Merger Agreement or the transactions contemplated hereby.

          (Q) EMPLOYEE BENEFIT PLANS.

              (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Interbancorp or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of Interbancorp and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

              (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Interbancorp and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the

      ERISA Plans. Neither Interbancorp nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Interbancorp or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

              (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Interbancorp or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Interbancorp under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Interbancorp nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

              (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Interbancorp nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

              (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

              (6) Neither Interbancorp nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of Interbancorp or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

              (7) Except as Previously Disclosed in Schedule 4.l(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Interbancorp or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from Interbancorp or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

          (R) NO KNOWLEDGE. Interbancorp and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (S) LABOR AGREEMENTS. Neither Interbancorp nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Interbancorp or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (T) ASSET CLASSIFICATION. Interbancorp and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Interbancorp and its Subsidiaries that have been classified by it as of July 31, 2000 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of July 31, 2000 by any regulatory examiner as "Other Loans Specially Mentioned," `Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Interbancorp or any Subsidiary prior to July 31, 2000.

          (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1999 Holding Company Financial Reports of Interbancorp was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of Interbancorp was adequate in the opinion of the Board of Directors of Interbancorp to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (V) INSURANCE. Each of Interbancorp and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Interbancorp, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Interbancorp or its Subsidiaries. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of Interbancorp or its Subsidiaries or their respective directors, officers, employees or agents.

          (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.1(W), to the best of Interbancorp's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of Interbancorp as that term is used in Rule 145 under the Securities Act.

          (X) STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION. Interbancorp and its Subsidiaries have taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and (2) any takeover-related provisions of Interbancorp's and its Subsidiaries' articles of incorporation.

          (Y) NO FURTHER ACTION. Interbancorp and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan, or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of Interbancorp or any of its Subsidiaries or under any agreement to which Interbancorp or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

          (Z) ENVIRONMENTAL MATTERS.

              (1) To Interbancorp's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Interbancorp or its Subsidiaries.

              (2) There is no proceeding pending or, to Interbancorp's knowledge, threatened before any court, governmental agency or board or other forum in which Interbancorp or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Interbancorp or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Interbancorp or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

              (3) There is no proceeding pending or, to Interbancorp's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Interbancorp or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Interbancorp or have been Previously Disclosed in Schedule 4.1(Z)(3).

              (4) To Interbancorp's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

              (5) To Interbancorp's knowledge, during the period of (a) ownership or operation by Interbancorp or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Interbancorp or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Interbancorp or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Interbancorp or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

              (6) To Interbancorp's knowledge, prior to the period of (a) ownership or operation by Interbancorp or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Interbancorp or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Interbancorp or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Interbancorp or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

          (AA) TAX REPORTS. Except as Previously Disclosed in Schedule 4.1(AA),
(1) all reports and returns with respect to Taxes that are required to be filed by or with respect to Interbancorp or its Subsidiaries, including consolidated federal income tax returns of Interbancorp and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Interbancorp or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Interbancorp or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of Interbancorp, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Interbancorp or its Subsidiaries.

          (BB) ACCURACY OF INFORMATION. The statements with respect to Interbancorp and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Interbancorp or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (CC) DERIVATIVES CONTRACTS. None of Interbancorp or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC). Schedule 4.1(CC) includes a list of any assets of Interbancorp or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (DD) ACCOUNTING CONTROLS. Each of Interbancorp and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Interbancorp and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (EE) COMMITMENTS AND CONTRACTS. Neither Interbancorp nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

              (1) except as Previously Disclosed in Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by Interbancorp or any such Subsidiary without any obligation on the part of Interbancorp or any such Subsidiary to make any payment in connection with such termination);

              (2) except as Previously Disclosed in Schedule 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

              (3) except as Previously Disclosed in Schedule 4.1(EE)(3), any material contract with any affiliate.

      4.2 FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES. Frontier and Frontier Bank each hereby represent and warrant to Interbancorp and Inter Bank as follows:

          (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to Frontier and Frontier Bank are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of Frontier and Frontier Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Frontier and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier.

          (C) SHARES. The outstanding shares of Frontier's capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) CORPORATE POWER. Each of Frontier and Frontier Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

          (E) CORPORATE AUTHORITY. This Plan has been authorized by all necessary corporate action of Frontier and such agreement is a valid and binding agreement of Frontier, enforceable against Frontier in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. As of the date of this Plan, no approval by Frontier's shareholders of the Plan is required.

          (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of its obligation under this Plan and the Employment Agreements and the consummation by Frontier and each of its Subsidiaries of the transactions contemplated by this Plan do not and will not
(1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Frontier or of any of its Subsidiaries or to which Frontier or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier,
(2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier.

          (G) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.2(G), in the case of Frontier, its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and all other documents filed or to be filed subsequent to December 31, 1999 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Frontier Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Frontier Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Frontier Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (H) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(H), since December 31, 1999, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

          (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither Frontier nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Frontier nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          (J) REPORTS. Since January 1, 1997, each of Frontier and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Frontier and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (K) ACCURACY OF INFORMATION. The statements with respect to Frontier and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Frontier or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (L) DERIVATIVES CONTRACTS. None of Frontier or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L) includes a list of any assets of Frontier or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (M) ABSENCE OF UNDISCLOSED LIABILITIES. Neither Frontier nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the Frontier Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1999. Since December 31, 1999, neither Frontier nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

          (N) NO KNOWLEDGE. Frontier and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

                              ARTICLE V. COVENANTS

      Each of Interbancorp and Inter Bank hereby covenants to Frontier and Frontier Bank, and each of Frontier and Frontier Bank hereby covenants to Interbancorp and Inter Bank, that:

      5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and, in the case of Interbancorp and Inter Bank, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Corporate Merger by the Termination Date, and to otherwise enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a re-solicitation of proxies as a consequence of a Frontier Transaction shall not violate this covenant).

      5.2 THE PROXY. In the case of Interbancorp: it shall promptly assist Frontier in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of Interbancorp Common Stock in connection with the transactions contemplated by this Plan and to be filed by Frontier in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of Interbancorp Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and Interbancorp shall use its best efforts to solicit and obtain votes of the holders of Interbancorp Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of Interbancorp shall recommend approval of such transactions by such holders.

      5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Interbancorp relating to Interbancorp or its Subsidiaries and by or on behalf of Frontier relating to Frontier or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

      5.4 REGISTRATION STATEMENT EFFECTIVENESS. Frontier will advise Interbancorp, promptly after Frontier receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Frontier Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      5.5 PRESS RELEASES. Interbancorp and Inter Bank will not, without the prior approval of Frontier, and Frontier and Frontier Bank will not, without the prior approval of Interbancorp, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

      5.6 ACCESS; INFORMATION.

          (A) Upon reasonable notice, Interbancorp and Inter Bank shall afford Frontier and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of Interbancorp and its Subsidiaries and, during such period, Interbancorp and Inter Bank shall furnish promptly (and cause its accountants and other agents to furnish promptly) to Frontier (1) a copy of each material report, schedule and other document filed by Interbancorp and its Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of Interbancorp and its Subsidiaries as Frontier may reasonably request, provided that no investigation pursuant to this
Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by Interbancorp or Inter Bank in this Plan or the conditions to the obligations of Interbancorp and Inter Bank to consummate the transactions contemplated by this Plan; and

          (B) Frontier will not use any information obtained pursuant to this
Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by Frontier or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, Frontier will, upon request by Interbancorp, deliver to Interbancorp all documents so obtained by Frontier or destroy such documents and, in the case of destruction, will certify such fact to Interbancorp.

      5.7 STANDSTILL. Without the prior written consent of Frontier, Interbancorp shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of Interbancorp (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Interbancorp or any of its Subsidiaries or any merger or other business combination with Interbancorp or any of its Subsidiaries other than as contemplated by this Plan; it shall instruct its and its Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify Frontier immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Interbancorp or any of its Subsidiaries.

      5.8 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. Frontier shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of Frontier Common Stock to be issued to the holders of Interbancorp Common Stock pursuant to this Plan, and Frontier shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. Frontier shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

      5.9 BLUE-SKY FILINGS. Frontier shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that Frontier shall not be required by virtue thereof to submit to general jurisdiction in any state.

      5.10 AFFILIATE AGREEMENTS. Interbancorp will use its best efforts to induce each person who may be deemed to be an "affiliate" of Interbancorp for purposes of Rule 145 under the Securities Act, to execute and deliver to Frontier on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit D restricting the disposition of such affiliate's shares of Interbancorp Common Stock, and, in the case of "affiliates" of Interbancorp, the shares of Frontier Common Stock to be received by such person in exchange for such person's shares of Interbancorp Common Stock. Frontier agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

      5.11 CERTAIN POLICIES OF INTERBANCORP AND INTER BANK. Interbancorp and Inter Bank, each shall, at Frontier's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of Frontier and GAAP; provided, however, that prior to any such modification or change, Frontier shall certify that the conditions to the obligation of Frontier under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived. Interbancorp's and Inter Bank's representations, warranties, covenants and conditions contained in this Plan shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section
5.11. Interbancorp's Capital, for the purpose of paying a dividend pursuant to
Section 3.2 and for the purpose of calculating Interbancorp's minimum Capital under Section 6.2(N), shall not be affected as a consequence of any modifications or changes undertaken at the direction of Frontier pursuant to this Section 5.11.

      5.12 STATE TAKEOVER LAW. Interbancorp shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and Interbancorp shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

      5.13 NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 4.1(G), Interbancorp shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Mergers) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of Interbancorp or under any agreement to which Interbancorp or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of Frontier or Frontier Bank to exercise the rights granted under this Plan.

      5.14 SHARES LISTED. Frontier shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of Frontier Common Stock to be issued to the holders of Interbancorp Common Stock.

      5.15 REGULATORY APPLICATIONS. Frontier and Frontier Bank, each shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Mergers by Frontier.

      5.16 REGULATORY DIVESTITURES. In the case of Interbancorp: No later than the Effective Date, Interbancorp shall cease engaging in such activities as Frontier shall advise Interbancorp in writing are not permitted to be engaged in by Frontier under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, Interbancorp shall divest any Subsidiary engaged in activities or holding assets that are impermissible for Frontier or Frontier Bank, on terms and conditions agreed to by Frontier; provided, however, that prior to taking such action, Frontier shall certify that the conditions to the obligations of Frontier under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in
Section 6.2(O), have been satisfied or waived.

      5.17 CURRENT INFORMATION.

          (A) During the period from the date of this Plan to the Effective Date, each of Interbancorp and Frontier shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

          (B) Each of Interbancorp and Frontier shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

      5.18 INSURANCE. Frontier will cause the persons serving as officers and directors of Interbancorp and Inter Bank immediately prior to the Effective Date to be covered for a period of three (3) years after the Effective Date by the current policies of directors and officers liability insurance maintained by Interbancorp with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date, with policy limits of $2,000,000. The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Interbancorp and Inter Bank and each such person's respective heirs and representatives. In the event the Company issuing the policies maintained by Interbancorp should fail, Frontier will obtain comparable insurance from the company which insures Frontier's directors and officers, or a company of similar financial strength.

      5.19 POST-MERGER ACTIONS. Following the Corporate Merger, neither Frontier nor any of its affiliates shall take any action that will adversely affect the federal income tax treatment of the Corporate Merger to the shareholders of Interbancorp, including failing to continue at least one historic business line of Interbancorp or to use at least a significant portion of Interbancorp's historic assets in a business, in each case within the meaning of Treas. Reg.
Section 1.368-1(d).

             ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGERS

      6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:

          (A) SHAREHOLDER VOTE. The shareholders of Interbancorp shall have approved of the transactions contemplated hereby by the requisite vote.

          (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Frontier, would deprive Frontier of the material economic or business benefits of the transactions contemplated by this Plan.

          (C) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or the prohibition of the transactions contemplated by this Plan or the obtaining of material damages or other relief in connection therewith.

          (D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

          (E) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

          (F) TAX OPINION. Frontier and Interbancorp shall have received an opinion from Keller Rohrback L.L.P. in the form of Exhibit E(3) to the effect that (1) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of Interbancorp who receive shares of Frontier Common Stock in exchange for their shares of Interbancorp Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Keller Rohrback L.L.P. may require and rely upon representations contained in certificates of officers of Frontier, Interbancorp and others.

          (G) NASDAQ LISTING. The shares of Frontier Common Stock to be issued pursuant to this Plan shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

      6.2 CONDITIONS TO OBLIGATIONS OF FRONTIER. Unless waived in writing by Frontier and Frontier Bank, the obligation of Frontier and Frontier Bank to consummate the transactions contemplated by this Plan is subject to the satisfaction at or prior to the Effective Date of the following conditions:

          (A) PERFORMANCE. Each of the material acts and undertakings of Interbancorp and Inter Bank to be performed at or before the Effective Date shall have been duly performed.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Interbancorp and Inter Bank contained in this Plan shall be true and correct, in all material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

          (C) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Plan, Frontier and Frontier Bank shall have received the following documents and instruments:

              (i) A certificate signed by the secretary or assistant secretary of Interbancorp and Inter Bank certifying that: (A) Interbancorp's and Inter Bank's boards of directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of Interbancorp and Inter Bank is an officer of Interbancorp, and Inter Bank, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Articles of Incorporation and Bylaws of Interbancorp and Inter Bank (copies of which shall be attached to such certificate) remain in full force and effect; and

              (ii) A certificate signed by the president, chief financial officer, and chief lending officer of Interbancorp and Inter Bank dated the Effective Date stating that the conditions set forth in Sections 6.2(A); 6.2(B) and 6.2(E) of this Plan have been satisfied as of the Effective Date.

          (D) LEGAL OPINION. Frontier shall have received a legal opinion, dated the Effective Date, from Gerrish & McCreary, P.C., substantially in the form of Exhibit E(2).

          (E) NO MATERIAL ADVERSE CHANGE. During the period from December 31, 1999 to the Effective Date, no material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Interbancorp and/or Inter Bank shall have occurred.

          (F) DESTRUCTION OF PROPERTY. Between the date of this Plan and the Effective Date, there shall have been no damage to or destruction of real property, improvements or personal property of Interbancorp and Inter Bank which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of Interbancorp and Inter Bank taken as a whole; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value.

          (G) INSPECTIONS PERMITTED. Between the date of this Plan and the Effective Date, Interbancorp and Inter Bank shall have afforded Frontier and Frontier Bank and their authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Interbancorp and Inter Bank. Interbancorp and Inter Bank shall have caused all Interbancorp and Inter Bank personnel to provide reasonable assistance to Frontier and Frontier Bank in its investigations of all matters related to Interbancorp and Inter Bank.

          (H) OTHER BUSINESS COMBINATIONS, ETC. Other than as contemplated hereunder, subsequent to the date of this Plan, neither Interbancorp nor Inter Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Interbancorp and Inter Bank would merge, consolidate with, effect a business combination with, or sell any substantial part of Interbancorp's or Inter Bank's assets; acquire a significant part of the share of assets of any other person or entity (financial or otherwise); or adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, or any "golden parachute" or similar program which would have the effect of materially decreasing the value of Interbancorp and Inter Bank or the benefits of acquiring Interbancorp Common Stock.

          (I) MAINTENANCE OF CERTAIN COVENANTS. At the Effective Date: (i) neither Interbancorp nor Inter Bank shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than the number of shares of Interbancorp Common Stock and Interbancorp Options set forth in the Recitals of this Plan validly issued and outstanding at the Effective
Date); and (ii) from December 31, 1999, there shall have been no extraordinary sale of assets by Interbancorp or Inter Bank.

          (J) RECEIPT OF AFFILIATE AGREEMENTS. Frontier shall have received from each affiliate of Interbancorp the agreement referred to in Section 5.10.

          (K) DISSENTERS' RIGHTS. The number of shares of Interbancorp Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of Frontier Common Stock shall not exceed in the aggregate 20 percent of the outstanding shares of Interbancorp Common Stock.

          (L) VOTING AGREEMENT. Frontier shall have received from each director and each shareholder of Interbancorp who as of the date hereof controls more than five percent of the issued and outstanding shares of Interbancorp Common Stock the Voting Agreement in substantially the same form set forth as Exhibit A.

          (M) DIRECTOR'S AGREEMENT. Frontier shall have received from each director of Interbancorp the Director's Agreement in substantially the same form set forth as Exhibit B.

          (N) MINIMUM CAPITAL. As of the Effective Date, Interbancorp's Capital (less capital contributions received upon the exercise of Interbancorp Options after August 1, 2000) shall not be less than $5.3-million; provided that if the Effective Date is prior to December 31, 2000, Interbancorp's Capital shall not be less than an amount equal to $5.3-million less [(the number of calendar days between the Effective Date and December 31, 2000) multiplied by the average daily earnings from June 30, 2000 through the end of the month preceding the Effective Date. For example, if the Effective Date is December 21, 2000, and Inter Bank's net income after taxes from June 30, 2000 through November 30, 2000 is $500,000, the average daily earnings would be $3,289.47 ($500,000 / 152 days = $3,289.47). The minimum capital would be $5,300,000 less $32,894.70 ($3,289.47
x 10 days) or $5,267,105.30.

          (O) MINIMUM ALLOWANCE FOR LOAN AND LEASE LOSSES. As of the Effective Date, Inter Bank's allowance for possible loan and lease losses shall not be less than 1.10 percent of Inter Bank's total outstanding loans and leases and will be adequate to absorb Inter Bank's anticipated loan and lease losses.

      6.3 CONDITIONS TO OBLIGATIONS OF INTERBANCORP AND INTER BANK. Unless waived in writing by Interbancorp and Inter Bank, the obligation of Interbancorp and Inter Bank to consummate the transactions contemplated by this Plan is subject to the satisfaction at or prior to the Effective Date of the following conditions:

          (A) PERFORMANCE. Each of the material acts and undertakings of Frontier and Frontier Bank to be performed at or before the Effective Date shall have been duly performed.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Frontier and Frontier Bank contained in this Plan shall be true and correct, in all material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

          (C) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Plan, Interbancorp and Inter Bank shall have received a certificate signed by the president, chief financial officer, and chief lending officer of Frontier and Frontier Bank dated the Effective Date stating that the conditions set forth in Sections 6.3(A); 6.3(B) and 6.3(E) of this Plan have been satisfied as of the Effective Date.

          (D) LEGAL OPINION. Interbancorp shall have received a legal opinion, dated the Effective Date, from Keller Rohrback, L.L.P. in substantially the form of Exhibit E(1).

          (E) NO MATERIAL ADVERSE CHANGE. During the period from December 31, 1999 to the Effective Date, no material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Frontier and/or Frontier Bank shall have occurred.

          (F) AVERAGE CLOSING PRICE AT LEAST $14.50. The Frontier Average Closing Price, subject to adjustment as provided in Section 2.5 hereof, shall be equal to or greater than $14.50.

          (G) EMPLOYMENT AGREEMENTS. The Employment Agreements of Russell T. Anderson, Tana D. Weisenbach and Ronald O. Brown, substantially in the form of Exhibit C, shall have been duly executed and delivered by Frontier.

          (H) FAIRNESS OPINION. Interbancorp shall have received, immediately prior to the mailing of the Proxy Statement to Interbancorp's shareholders, an opinion of Columbia Financial Advisors, Inc., to the effect that the financial terms of the Merger are fair from a financial point of view to Interbancorp's shareholders, and such opinion shall not have been withdrawn prior to the Effective Date.

      6.4 CONSEQUENCES OF FAILING TO CLOSE. In the event that the Corporate Merger is not consummated, a termination fee may be payable pursuant to ARTICLE VII.

                            ARTICLE VII. TERMINATION

      7.1 CONSEQUENCES OF TERMINATION. In the event of the termination or abandonment of this Plan pursuant to the provisions of this ARTICLE VII. this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan, provided that a termination fee shall be imposed if the Plan is terminated pursuant to Section 7.3 of this Plan.

      7.2 TERMINATION WITHOUT FEE. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, without any termination fee (except as provided in 7.2(C)) under the following conditions:

          (A) MUTUAL CONSENT. By the mutual consent of Frontier and Interbancorp, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

          (B) DELAY. By Frontier or Interbancorp in the event the Corporate Merger is not consummated by April 15, 2001, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner; provided, however, that Frontier may not terminate the Merger Agreement pursuant to this Section 7.2(C), if such delay results from
(a) amendments to the Registration Statement or a resolicitation of proxies as a consequence of a Frontier Transaction, or any other acquisition or sale transaction, or any offering of securities, in which Frontier is involved, or
(b) a change in the method of acquisition pursuant to Section 2.7, and provided, further, that a party may not terminate the Merger Agreement pursuant to this
Section 7.2(B) if it is in material breach of any of the provisions of the Merger Agreement.

          (C) NO FAIRNESS OPINION. By Interbancorp in the event the fairness opinion described in Section 6.3(H) is not provided; provided, however, if the transaction is terminated in reliance upon this Section 7.2(C) and Interbancorp and/or Inter Bank enter into an agreement to be acquired by another party (or to substantially transfer all the assets of Interbancorp and/or Inter Bank to such other party) within twelve (12) months of the termination of this transaction, Interbancorp shall pay a termination fee to Frontier of Five Hundred Thousand and No/100 Dollars ($500,000.00), payment to be made on demand and in no event more than three (3) days after demand.

          (D) NO REGULATORY APPROVALS. By Frontier or Interbancorp, in the event that any of the required regulatory approvals set forth in Section 6.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided however, that either party may extend the term of this Plan for a sixty (60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) business days of the receipt thereof.

          (E) AVERAGE CLOSING PRICE BELOW $14.50. By Interbancorp, within five days after the end of the trading period used to determine the Frontier Average Closing Price, if the Frontier Average Closing Price, subject to adjustment as provided in Section 2.5 hereof, is less than $14.50.

      7.3 TERMINATION FEE. The parties hereby acknowledge that, in negotiating and executing this Plan and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, Frontier and Interbancorp have each incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs of their respective employee and management time) and will forego discussions with respect to other potential transactions. Notwithstanding any provision of this Plan to the contrary, only one termination fee may be paid under this Plan. A termination fee may be payable under this Section 7.3 or Section 7.2(C).

          (A) FEE PAYABLE TO FRONTIER. To compensate Frontier for such costs and to induce it to forego initiating discussions regarding other transactions, Interbancorp shall be obligated to pay Frontier on demand (and in no event more than three days after such demand) in immediately available funds Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) if this Plan is terminated because of any of the following: (i) Interbancorp does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 6.3 is not satisfied and such non-satisfaction has not been the result of the failure of Frontier to use its best efforts to consummate this Plan in accordance with the terms of this Plan); (ii) Interbancorp materially breaches any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or (iii) this Plan is terminated by either party because of the failure to fulfill any of the conditions set forth in: Section 6.1(A); Section 6.2(A); Section 6.2(B); Section 6.2(C); Section 6.2(D); Section 6.2(E), Section 6.2(F); Section 6.2(G); Section 6.2(H); Section 6.2(I); Section 6.2(J); Section 6.2(K); Section 6.2(L); Section 6.2(M); Section 6.2(N); or Section 6.2(O); or
(iv) Interbancorp terminates this Plan for any reason other than: (a) any of the grounds for termination set forth in Section 7.2; (b) any of the conditions set forth in Section 6.3 are not fulfilled; or (c) any of the grounds set forth in
Section 7.3(B)(i) or Section 7.3(B)(ii). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Interbancorp complying with their fiduciary duties.

          (B) FEE PAYABLE TO INTERBANCORP. To compensate Interbancorp for such costs and to induce it to forego initiating discussions regarding other transactions, Frontier shall be obligated to pay Interbancorp on demand (and in no event more than three days after such demand) in immediately available funds Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) if this Plan is terminated because of any of the following: (i) Frontier does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 6.2 is not satisfied and such non-satisfaction has not been the result of the failure of Frontier to use its best efforts to consummate this Plan in accordance with the terms of this Plan); (ii) Frontier materially breaches any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or (iii) Frontier terminates this Plan for any reason other than: (a) any of the grounds for termination set forth in Section 7.2; (b) any of the conditions set forth in Sections 6.1 or 6.2 are not fulfilled; or (c) any of the grounds set forth in Section 7.3(A)(i), Section 7.3(A)(ii), or Section 7.3(A)(iii). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Frontier complying with their fiduciary duties.

                          ARTICLE VIII. OTHER MATTERS

      8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Mergers and shall not survive the Effective Date. If the Mergers are abandoned and this Plan is terminated, the provisions of ARTICLE VII. shall apply and the agreements of the Parties in Sections 7.2(C), 7.3, 8.5 and 8.6 shall survive such abandonment and termination.

      8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of Interbancorp, the consideration to be received by the shareholders of Interbancorp for each share of Interbancorp Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify Frontier's rights pursuant to Section 2.7.

      8.3 COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

      8.4 GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

      8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between Interbancorp and Frontier.

      8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

      8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to Frontier or Frontier Bank to:    FRONTIER FINANCIAL CORPORATION
                                       332 SW Everett Mall Way
                                       Everett, WA 98204
                                       Attn: Robert J. Dickson, President

With a copy to:.......                 Keller Rohrback L.L.P.
                                       1201 Third Avenue, Suite 3200
                                       Seattle, WA  98101-3052
                                       Attn:  Glen P. Garrison

If to Interbancorp or Inter Bank, to:  INTERBANCORP, INC.
                                       P.O. Box 700
                                       Duvall, WA  98019
                                       Attn: Russell T. Anderson

With a copy to:.......                 Gerrish & McCreary, P.C.
                                       700 Colonial Road, Suite 200
                                       Memphis, TN  38117
                                       Attn:  Phillip K. Smith

      8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made, except for Sections 5.10, 5.18, 5.19 and
8.10. Nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

      8.9 ENFORCEMENT PROCEEDINGS. In any action or proceeding in connection with the enforcement of this Plan, the prevailing party will be entitled to reimbursement of its reasonable attorneys' fees and expenses from the non-prevailing party.

      8.10 BENEFIT PLANS. Upon consummation of the Mergers, all employees of Interbancorp and its Subsidiaries, except those with whom Frontier enters into written employment agreements, shall be deemed to be at-will employees of Frontier and its Subsidiaries. From and after the Effective Date, employees of Interbancorp and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of Frontier and its Subsidiaries. With the exception of stock option plans, where participation will be based upon years of service at Frontier (one year wait from the Effective Date for officers/five year wait from the Effective Date for non-officer personnel), for the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits), Frontier shall give effect to years of service with Interbancorp or Interbancorp's Subsidiaries, as the case may be, as if such service were with Frontier or its Subsidiaries. Employees of Interbancorp and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. Frontier shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by Interbancorp and Inter Bank.

      8.11 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

      IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FRONTIER FINANCIAL CORPORATION                    FRONTIER BANK


By: /s/ ROBERT J. DICKSON                             By: /s/ ROBERT J. DICKSON
    ----------------------------------------          -------------------------------------
    Robert J. Dickson                                 Robert J. Dickson
    President and Chief Executive Officer             President and Chief Executive Officer

INTERBANCORP, INC.                                INTER BANK


By: /s/ RUSSELL T. ANDERSON                           By: /s/ RUSSELL T. ANDERSON
    ----------------------------------------          -------------------------------------
      Russell T. Anderson                               Russell T. Anderson
      President                                         President

                                    EXHIBITS
                                    --------
Exhibit A   Voting Agreement

Exhibit B   Director's Agreement

Exhibit C   (1)  Employment Agreement of Russell T. Anderson
            (2)  Employment Agreement of Tana D. Weisenbach
            (3)  Employment Agreement of Ronald O. Brown

Exhibit D   Affiliate Agreement

Exhibit E   (1)  Legal Opinion of Keller Rohrback L.L.P.
            (2)  Legal Opinion of Gerrish & McCreary
            (3)  Tax Opinion of Keller Rohrback L.L.P.

Exhibit F   List of Offices and Mailing Address of Officers and Directors of
            the Banks

                                    SCHEDULES
                                    ---------
Company Disclosures
-------------------

Schedule 2.8       Outstanding Options

Schedule 3.4       Changes to Line of Business, Operating Procedures, etc.

Schedule 3.6       New or Changes to Compensation, Employment Agreements, etc.

Schedule 3.7       New or Modifications to Benefit Plans

Schedule 3.11      New or Changes to Material Contracts

Schedule 4.1(C)    Shares Outstanding

Schedule 4.1(D)    Subsidiaries

Schedule 4.1(G)    No Defaults - Agreements Requiring Third Party Consent

Schedule 4.1(H)    Financial Reports

Schedule 4.1(I)    Undisclosed Liabilities

Schedule 4.1(J)    No Events Causing Material Adverse Effect

Schedule 4.1(L)    Litigation, Regulatory Action

Schedule 4.1(M)    Compliance with Laws

Schedule 4.1(N)    Material Contracts

Schedule 4.1(Q)(1)  List of Employee Benefit Plans

Schedule 4.1(Q)(2)  Employee Benefit Plans Not Qualified Under ERISA

Schedule 4.1(Q)(6)  Obligations for Retiree Health and Life Benefits

Schedule 4.1(Q)(7)  Agreements Resulting in Payments to Employees Under Any Compensation
                    and Benefit Plan with Respect to Proposed Transaction

Schedule 4.1(T)     Asset Classification

Schedule 4.1(V)     Insurance

Schedule 4.1(W)     Affiliates

Schedule 4.1(Z)(2)  Pending Proceedings with Respect to Environmental Matters

Schedule 4.1(Z)(3)  Pending Proceedings with Respect to Environmental Matters Involving
                    Loan/Fiduciary Property

Schedule 4.1(Z)(4)  Pending Proceedings with Respect to Environmental Matters Listed in
                    Sections 4.1(Z)(2) or (3)

Schedule 4.1(Z)(5)  Actions During Ownership Which could Have Material Adverse Effect with
                    Respect to Environmental Matters

Schedule 4.1(Z)(6)  Actions Prior to Ownership Which could Have Material Adverse Effect with Respect to Environmental Matters

Schedule 4.1(AA)    Tax Reports Matters

Schedule 4.1(CC)    Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

Schedule 4.1(EE)(1) Employment Contracts Requiring Payment In Connection with Termination

Schedule 4.1(EE)(2) Leases with Aggregate Annual Rent Exceeding $10,000

Schedule 4.1(EE)(3) Material Contracts with Affiliates

Frontier Disclosures
--------------------

Schedule 4.2(C)     Shares

Schedule 4.2(F)     No Defaults

Schedule 4.2(G)     Financial Reports

Schedule 4.2(H)     No Events Causing Material Adverse Effect

Schedule 4.2(I)     Litigation, Regulatory Action

Schedule 4.2(L)     Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

                                                                      APPENDIX B

             CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATIONS ACT

CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATION ACT

RCW 23B.13.010  DEFINITIONS.  As used in this chapter:

      (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

      (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (7) "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020  RIGHT TO DISSENT.

      (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or


          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

      (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200  NOTICE OF DISSENTERS' RIGHTS.

      (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

      (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

RCW 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

      (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220  DISSENTERS' NOTICE.

      (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

      (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter.

RCW 23B.13.230  DUTY TO DEMAND PAYMENT.

      (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

      (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240  SHARE RESTRICTIONS.

      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

      (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250  PAYMENT.

      (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

      (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter.

RCW 23B.13.260  FAILURE TO TAKE ACTION.

      (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270  AFTER-ACQUIRED SHARES.

      (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

      (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300  COURT ACTION.

      (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310  COURT COSTS AND COUNSEL FEES.

      (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C

                                                              September 21, 2000


Board of Directors
Interbancorp, Inc.
P.O. Box 700
Duvall, WA  98019

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Interbancorp, Inc. ("IB") of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated September 21, 2000, (the "Agreement") between IB and Frontier Financial Corporation, Inc. ("FTBK").

        In connection with the proposed merger transaction (the "Merger") whereby IB will merge into FTBK, each issued and outstanding share of IB common stock (along with its associated rights) at the effective time of the Merger [other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by the Bank other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted] shall be exchanged in a 100% stock transaction (the Merger "Consideration"). Each share of IB common stock and preferred stock will receive 0.75 shares of FTBK common stock. With the September 11, 2000 closing price for FTBK of $18.75, the estimated value is $14.06 per share.

        Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from FTBK pursuant to the Merger, CFAI has advised Washington, Oregon, Idaho and Montana community banks regarding fairness of capital transactions. IB has agreed to pay CFAI a fee for this opinion letter.

Board of Directors
Interbancorp, Inc.
September 21, 2000

        In connection with rendering this opinion, we have, among other things:
(i) reviewed the Agreement; (ii) reviewed IB's financial information for the six months ended June 30, 2000, the twelve months ended December 31, 1999 and for the twelve months ended December 31, 1998; (iii) reviewed certain internal financial analyses and certain other forecasts for IB prepared by and reviewed with the management of IB; (iv) conducted interviews with senior management of IB regarding the past and current business operations, results thereof, financial condition and future prospects of IB; (v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional basis; (vii) reviewed FTBK's audited financial information for the fiscal year ended December 31, 1999 and for the six months ended June 30, 2000, including the Forms 10-KSB and 10-QSB filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for FTBK common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

        In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the IB or FTBK. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of IB. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter.

        We are not expressing any opinion herein as to the prices at which shares of FTBK Common Stock have traded or may trade at any future date.

        This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

        In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of IB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of IB.

Board of Directors
Interbancorp, Inc.
September 21, 2000

        We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                            Very truly yours,

                                            COLUMBIA FINANCIAL ADVISORS, INC.


                                            By: /s/ ROBERT J. ROGOWSKI
                                                --------------------------------
                                                Robert J. Rogowski
                                                Principal

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Sections 23B.08.500 through 28B.08.600 RCW contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

        Pursuant to Frontier's Bylaws, Frontier will indemnify the directors and officers of Frontier for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Frontier. No such indemnification may be given in the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she is not entitled. The Board of Directors of Frontier may approve indemnification of any other person which Frontier has the power to indemnify under the WBCA.

        Frontier's Restated Articles of Incorporation provide that the directors of Frontier shall not be personally liable for monetary damages to Frontier for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct or a knowing violation of law by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)    EXHIBITS

  EXHIBIT NUMBER    DESCRIPTION OF DOCUMENT
  --------------    -----------------------
       2            Agreement and Plan of Merger dated October 23, 2000, by and between Frontier Financial
                    Corporation, Frontier Bank, Interbancorp, Inc. and Inter Bank (incorporated by reference in Appendix A to the Prospectus Proxy Statement in this Registration Statement).

       3(a)         Restated Articles of Incorporation are incorporated herein by reference to Appendix A to the registrant's definitive Proxy Statement on Schedule 14A filed on March 20, 1998 in connection with its 1998 Annual Meeting.

       3(b)         Bylaws are incorporated herein by reference to Exhibit 3(b) to Registration on Form S-14,
                    File No. 2-82420.

       5            Opinion of Keller Rohrback L.L.P. regarding legality of securities.

       8            Form of opinion of Keller Rohrback L.L.P. regarding federal income tax consequences.

       10.1         Employment Agreement Between Frontier Financial Corporation, Frontier Bank and
                    Russell T. Anderson dated October 23, 2000.

       10.2         Employment Agreement Between Frontier Financial Corporation, Frontier Bank and
                    Tana D. Weisenbach dated October 23, 2000.

       10.3         Employment Agreement Between Frontier Financial Corporation, Frontier Bank and
                    Ronald O. Brown dated October 23, 2000.

  EXHIBIT NUMBER    DESCRIPTION OF DOCUMENT
  --------------    -----------------------
       10.4         Director's Agreement of Interbancorp, Inc. Directors.

       10.5         Voting Agreement of Interbancorp, Inc. Directors.

       11           Statements re Computation of Per Share Earnings are incorporated by reference to
                    Exhibit 11 to the registrant's quarterly report on 10-Q filed on November 14,
                    2000, and by reference to Exhibit 11 to the registrant's annual report on 10-K filed on March 27, 2000.

       21           Subsidiaries of Frontier Financial Corporation

       23.1         Consent of Keller Rohrback L.L.P. (contained in its opinion filed as Exhibit 5).

       23.2         Consent of Keller Rohrback L.L.P. as to its tax opinion.

       23.3         Consent  of  Moss  Adams,  LLP,  Frontier  Financial  Corporation's  independent auditors.
       23.4         Consent of Columbia Financial Advisors, Inc.

       24           Power of Attorney (contained in the signature page of the Registration
                    Statement).

       99.1         Form of proxy to be mailed to shareholders of Interbancorp, Inc..

        (b) FINANCIAL STATEMENT SCHEDULES

            Not applicable.

        (c) REPORTS, OPINIONS OR APPRAISALS

            Opinion of Columbia Financial Advisors, Inc. (incorporated by reference in Appendix C to the Prospectus/Proxy Statement).

ITEM 22. UNDERTAKINGS

        (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Everett, State of Washington on November 16, 2000.

                                 FRONTIER FINANCIAL CORPORATION



                                  By: /s/ ROBERT J. DICKSON
                                      ------------------------------------------
                                      Robert J. Dickson
                                      President and Chief Executive Officer
                                      (Principal Executive Officer)

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of FRONTIER FINANCIAL CORPORATION does hereby constitute and appoint ROBERT J. DICKSON and JAMES F. FELICETTY, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-4 of Frontier Financial Corporation, and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.



/s/ GEORGE E. BARBER                      Director                November 15, 2000
--------------------------------------
George E. Barber


/s/ MICHAEL J. CLEMENTZ                   Director                November 15, 2000
--------------------------------------
Michael J. Clementz


/s/ MICHAEL J. CORLISS                    Director                November 15, 2000
--------------------------------------
Michael J. Corliss


/s/ LUCY DEYOUNG                          Director                November 15, 2000
--------------------------------------
Lucy DeYoung


/s/ ROBERT J. DICKSON                     Director                November 15, 2000
--------------------------------------
Robert J. Dickson


/s/ DAVID A. DUJARDIN                     Director                November 15, 2000
--------------------------------------
David A. Dujardin


/s/ EDWARD D. HANSEN                      Director                November 15, 2000
--------------------------------------
Edward D. Hansen


/s/ WILLIAM H. LUCAS                      Director                November 15, 2000
--------------------------------------
William H. Lucas


/s/ JAMES H. MULLIGAN                     Director                November 15, 2000
--------------------------------------
James H. Mulligan

(Power of Attorney continued)

/s/ J. DONALD REGAN                       Director                November 15, 2000
--------------------------------------
J. Donald Regan


/s/ ROGER L. RICE, D.D.S.                 Director                November 15, 2000
--------------------------------------
Roger L. Rice, D.D.S.


/s/ WILLIAM J. ROBINSON                   Director                November 15, 2000
--------------------------------------
William J. Robinson


/s/ EDWARD C. RUBATINO                    Director                November 15, 2000
--------------------------------------
Edward C. Rubatino


/s/ DARRELL J. STORKSON                   Director                November 15, 2000
--------------------------------------
Darrell J. Storkson


/s/ JAMES F. FELICETTY                    Secretary/Treasurer     November 15, 2000
--------------------------------------
James F. Felicetty                        (Principal Financial
                                          and Accounting
                                          Officer)

                                  EXHIBIT INDEX

EXHIBIT NUMBER     DESCRIPTION OF DOCUMENT
--------------     -----------------------

     2             Agreement and Plan of Merger dated October 23, 2000, by and between
                   Frontier Financial Corporation, Frontier Bank, Interbancorp, Inc. and
                   Inter Bank (incorporated by reference in Appendix A to the Prospectus
                   Proxy Statement in this Registration Statement).

     3(a) Restated Articles of Incorporation are incorporated herein by reference to Appendix A to the registrant's definitive Proxy Statement on Schedule 14A filed on March 20, 1998 in connection with its 1998 Annual
                   Meeting.

     3(b) Bylaws are incorporated herein by reference to Exhibit 3(b) to Registration on Form S-14, File No. 2-82420.

     5             Opinion of Keller Rohrback L.L.P. regarding legality of securities.

     8             Form of opinion of Keller Rohrback L.L.P. regarding federal income tax consequences.

     10.1          Employment Agreement Between Frontier Financial Corporation, Frontier
                   Bank and Russell T. Anderson dated October 23, 2000.

     10.2          Employment Agreement Between Frontier Financial Corporation, Frontier
                   Bank and Tana D. Weisenbach dated October 23, 2000.

     10.3          Employment Agreement Between Frontier Financial Corporation, Frontier
                   Bank and Ronald O. Brown dated October 23, 2000.

     10.4          Director's Agreement of Interbancorp, Inc. Directors.

     10.5          Voting Agreement of Interbancorp, Inc. Directors.

      11           Statements re Computation of Per Share Earnings are incorporated by reference to Exhibit 11 to the registrant's quarterly report on 10-Q filed on November 14, 2000, and by reference to Exhibit 11 to the registrant's annual report on 10-K filed on March 27, 2000.

     21            Subsidiaries of Frontier Financial Corporation

     23.1          Consent of Keller Rohrback L.L.P. (contained in its opinion filed as
                   Exhibit 5).

     23.2          Consent of Keller Rohrback L.L.P. as to its tax opinion.

     23.3          Consent of Moss Adams, LLP, Frontier Financial Corporation's  independent auditors.

     23.4          Consent of Columbia Financial Advisors, Inc.

     24            Power of Attorney (contained in the signature page of the Registration
                   Statement).

     99.1          Form of proxy to be mailed to shareholders of Interbancorp, Inc..